   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 2002.


                                                      REGISTRATION NO. 333-71828
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3


                                    FORM F-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.
               (Exact name of registrant as specified in charter)

     BRITISH VIRGIN ISLANDS                     3661                          NOT APPLICABLE
  (State or other jurisdiction      (Primary Standard Industrial             (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification Number)
          organization)

                     300 4F-3, NO. 6, LANE 99 POODING ROAD
                      HSIN CHU, TAIWAN, REPUBLIC OF CHINA
                              011 866 (3) 575-3399
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 GARY A. AGRON
                          5445 DTC PARKWAY, SUITE 520
                       GREENWOOD VILLAGE, COLORADO 80111
                                 (303) 770-7254
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:

               GARY A. AGRON, ESQ.                                  PETER E. GADKOWSKI
           LAW OFFICE OF GARY A. AGRON                           PETER E. GADKOWSKI, P.C.
           5445 DTC PARKWAY, SUITE 520                               19 BOULDER COURT
        GREENWOOD VILLAGE, COLORADO 80111                    COLORADO SPRINGS, COLORADO 80903
                  (303) 770-7254                                      (719) 578-1669
               (303) 770-7257 (FAX)                                (719) 578-1689 (FAX)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED              PROPOSED
         TITLE OF EACH CLASS OF              AMOUNT TO BE           MAXIMUM         MAXIMUM AGGREGATE         AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER SHARE     OFFERING PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...............      2,000,000             $5.00              10,000,000            $2,500(2)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(2) Previously paid.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED SEPTEMBER 9, 2002


                        2,000,000 SHARES OF COMMON STOCK

                                [EASYLINK LOGO]

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

     This is our initial public offering. We are offering through Spencer Edwards, Inc., our underwriter, up to 2,000,000 shares of our common stock priced at $5.00 per share on a best efforts 1,400,000 share minimum, 2,000,000 share maximum basis. Until 1,400,000 shares are sold, all subscriber funds will be promptly deposited in an escrow account at Key Bank, Denver, Colorado. If 1,400,000 shares are not sold within 90 days from the date of the prospectus, all funds will be promptly returned to subscribers without interest or deduction. We will pay our underwriter a cash commission of $.55 for each share sold as indicated in the table below.

     There is no market for our stock and no assurance that a market will develop. We have applied to list our common stock on the Nasdaq SmallCap Market under the symbol "EZEE."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                        COMMISSIONS
                                                          OFFERING     AND DISCOUNTS   NET PROCEEDS
                                                         -----------   -------------   ------------
Public offering price per share:.......................  $      5.00    $      .55      $     4.45
Minimum offering:......................................  $ 7,000,000    $  770,000      $6,230,000
Maximum offering:......................................  $10,000,000    $1,100,000      $8,900,000

                             SPENCER EDWARDS, INC.

                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Summary Financial Information...............................    3
Risk Factors................................................    4
Forward-Looking Statements..................................    6
Use of Proceeds.............................................    6
Dividend Policy.............................................    6
Exchange Rates..............................................    6
Dilution....................................................    7
Capitalization..............................................    9
Selected Financial Data.....................................   10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   11
Our Business................................................   20
Enforceability of Civil Liabilities and Certain Foreign
  Issuer Considerations.....................................   23
Our Management..............................................   26
Principal Stockholders......................................   27
Certain Transactions........................................   27
Description of Securities...................................   28
Taxation....................................................   30
Plan of Distribution........................................   31
Legal Matters...............................................   33
Experts.....................................................   33
Additional Information......................................   33
Financial Statements........................................  F-1

     Until           , 2002 (90 days after the date of this prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial statements and related notes, before making an investment decision.

OUR BUSINESS

     We were organized in October 1990 to design and build integrated telecommunication systems which remotely monitor and control various systems used in office buildings, apartment buildings and homes. Through our offices in Hsin-Chu, Taipei and Kaoshung, Taiwan and through joint venture operated offices in Shanghai and Hong Kong, we offer telecommunication systems which allow building property managers and residents of homes and apartments to monitor over the Internet their:

     - Security and burglar alarm systems, including their on-property cameras and perimeter protection, which we offer under our IS 2000 brand;

     - Automated building systems, including electrical systems, heating and air conditioning systems, interior and exterior lighting systems, landscape maintenance systems and parking control systems, which we intend to offer by year end 2002 under our SohoLink brand; and

     - Communication systems, which allow them and their neighbors to communicate with each other and which we offer under our e-Building brand.

     We also offer high-speed Internet access services to our telecommunications customers and expect to soon offer digital imaging monitoring systems, which will provide multiple digital cameras and split screen displays for office building security.

OUR HISTORY AND OFFICES

     We were incorporated as an international business company of the British Virgin Islands in August 2001 under the name Easylink Information Technology Co., Ltd., and in October 2001 exchanged 4,666,666 shares of our common stock for all 13,000,000 shares of the then outstanding common stock of Reng Bang Information Co., Ltd., our Taiwanese predecessor corporation. The purpose of the share exchange was to change the domicile of our company from Taiwan to the British Virgin Islands. Reng Bang was organized in Taiwan in October 1990 to design and build integrated telecommunication systems and is now our wholly owned operating subsidiary. All references to our company throughout the prospectus include the operations of Reng Bang. Our Web site address is www.Soho.Net.tw and does not constitute a part of this prospectus. Our corporate offices are located at 4F-3, No. 6, Lane 99 Pooding Road, Hsin Chu, Taiwan, Republic of China, telephone number 011 866 (3) 575-3399.

THE OFFERING

Securities offered............   A maximum of 2,000,000 shares and a minimum of
                                 1,400,000 shares

Common Stock Outstanding Prior
to Offering...................   4,666,666 shares of common stock

Common Stock to be Outstanding
After Offering................   6,666,666 shares of common stock if the maximum
                                 number of shares are sold; 6,066,666 if the minimum number of shares are sold

Use of Proceeds...............   Purchase of computer and video hardware and
                                 software, marketing expenses, development of facilities outside Taiwan, product development and research

Proposed Nasdaq SmallCap
Market Symbol.................   "EZEE"

Risk Factors..................   Please read the Risk Factors section of this
                                 prospectus as investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

                         SUMMARY FINANCIAL INFORMATION

     We prepare our financial statements in accordance with generally accepted accounting principles in the United States, which we refer to as US GAAP. The following summary statement of operations data for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2001 and 2000 were derived from our audited financial statements included elsewhere in this prospectus. The following summary statement of operation data for the year ended December 31, 1998 and the balance sheet data as of December 31, 1999 were derived from our audited financial statements, not included in this prospectus. The following summary statement of operations data for the year ended December 31, 1997 were derived from our unaudited financial statements, not included in this prospectus. The financial information throughout the prospectus includes the operations of Reng Bang of Taiwan, our Taiwanese predecessor and wholly owned subsidiary. Since the information presented below is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements.

                                                                   YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                2001        2001        2000       1999      1998        1997
                                              ---------   ---------   ---------   -------   -------   -----------
                                                 US$         NT$         NT$        NT$       NT$         NT$
                                                                                                      (UNAUDITED)
                                                (DOLLARS IN THOUSANDS EXCEPT FOR SHARE AMOUNTS AND SHARE DATA)
Statement of Operations Data:
Revenue.....................................      1,267      44,353      34,018    42,622    31,444      28,891
Selling, general and administrative
  expense...................................      1,540      53,911      60,401    13,402    10,618       9,823
Net loss....................................     (1,300)    (45,502)    (63,740)   (2,956)   (6,199)     (3,645)
Dividends per share.........................         --          --          --        --        --          --
Loss per common share.......................       0.28        9.75       21.56      4.12     11.37       20.31
Weighted average common shares
  outstanding...............................  4,666,666   4,666,666   2,956,390   717,952   545,349     179,482

                                                                 YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                              2001    2001     2000      1999
                                                             ------   -----   -------   ------
                                                              US$      NT$      NT$      NT$
Balance Sheet Data:
Working capital............................................     365   12,803   34,416    4,991
Total assets...............................................   1,650   57,775  104,723   38,078
Total liabilities..........................................     949   33,226   34,672   29,287
Stockholders' equity.......................................     701   24,549   70,051    8,791

---------------

(1) Translated into United States dollars solely for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on December 31, 2001 of NT$35 to US$1.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

  WE HAVE INCURRED LOSSES, CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE AND MAY NEED ADDITIONAL CAPITAL.

     We incurred losses of NT$2,956,000, NT$63,740,000 and NT$45,502,000 for the years ended December 31, 1999, 2000 and 2001 respectively. Our limited operating history and the uncertainty of the telecommunications market in which we operate make any prediction of future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly expenses for sales, marketing and expansion of the products and services we offer our customers. We do not expect that our revenue will cover those expenses. As a result, we may incur significant losses and may need to raise additional capital. We do not know what the terms of such capital raising would be but any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the then-trading price of our common stock.

     We have generated limited revenue since our inception and have an accumulated deficit from losses totaling NT$120,610,000 from inception through December 31, 2001. In order to achieve profitability, we must design and sell our systems to construction companies and property managers in volumes substantially greater than we have achieved to date.

  WE DEPEND ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES BECAUSE OF THE LIMITED NUMBER OF QUALIFIED PEOPLE IN OUR INDUSTRY.

     Competition for qualified employees and personnel in the Internet services industry in Taiwan is intense and there are a limited number of people with knowledge of and experience in the industry. The process of locating personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, operating results and financial condition.

  WE FACE A HIGH LEVEL OF COMPETITION FROM OTHER COMPANIES IN TAIWAN AND THE PEOPLE'S REPUBLIC OF CHINA THAT OFFER WEB-BASED AND OTHER BUILDING SECURITY AND AUTOMATION SYSTEMS, WHICH COULD REDUCE OUR REVENUE AND EARNINGS.

     There are a number of companies in Taiwan and a few companies in the People's Republic of China that offer Web-based and other building security and automation systems. These competitors include new companies as well as existing telecommunications and cable companies, and there are few substantial barriers to entry in this market. As a result, the market is extremely competitive and includes a number of local competitors in each country that are substantially larger and more experienced than we are. We anticipate that competition in both countries will continue to intensify in the future.

  OUR BUSINESS MODEL IS UNPROVEN AND CHANGING AND MAY NOT GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY.

     Our business model consists of offering off-site Web-based monitoring, security and building automation systems to property managers and residential users. This business model is unproven and may need further development or changes. Our ability to generate sufficient revenue to achieve profitability will depend, in large part, on our ability to successfully market our products and services.

  BECAUSE WE OPERATE ONLY IN TAIWAN AND THE PEOPLE'S REPUBLIC OF CHINA, WE ARE SUBJECT TO A DOWNTURN IN THE ECONOMIES OF THESE TWO COUNTRIES AND FLUCTUATIONS BETWEEN THEIR TWO CURRENCIES, EITHER OF WHICH COULD REDUCE OUR REVENUE AND POTENTIAL FOR PROFITABILITY.

     We sell our products only in Taiwan and the People's Republic of China. A downturn in the economy of either country, could reduce our sales and earnings, if any. In 2001 the Taiwanese economy contracted by approximately 2% which reduced new construction thereby reducing the demand for monitoring systems in office buildings and apartments provided by us and our competitors. The Taiwanese economy continues to contract slightly in 2002. In addition, since a portion of our revenue is received in the People's Republic of China's currency, while substantially all of our expenses are incurred in Taiwan's currency, any decrease in the value of the People's Republic of China's currency relative to Taiwan's currency would reduce our revenue and profitability, if any, for goods we sell in the People's Republic of China.

  THE LOSS OF ONE OR MORE OF OUR MAJOR CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUE AND POTENTIAL EARNINGS.

     For the year ended December 31, 2000, one customer, Xing Yi Construction Co. accounted for 52% of our revenue. For the year ended December 31, 2001, two customers, San Duo Shi and Xing Yi Construction Co. accounted for 17% and 33% respectively of our revenue. The loss of either of these customers would significantly reduce our revenue and our earnings, if any.

  OUR ABILITY TO DEVELOP AND INTEGRATE OUR TECHNOLOGIES IS SUBJECT TO UNCERTAINTIES WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     We have limited experience delivering Web-based off-site monitoring, security and building automation systems. In order to remain competitive, we must regularly upgrade our products and services to incorporate current technology, which requires us to integrate complex computer hardware and software components with security systems and enhance and improve the responsiveness, functionality and features of our Web-based systems. If we do not successfully integrate, enhance and improve our resources and components, our performance and our ability to accommodate a large number of customers would suffer. While these technologies are generally commercially available, we may be required to expend considerable time and money in order to successfully integrate them, and this may cause our business to suffer. We must also maintain an adequate testing and technical support infrastructure to ensure the successful introduction of products and services.

  IT MAY BE DIFFICULT TO SERVE US WITH LEGAL PROCESS OR ENFORCE JUDGMENTS AGAINST US OR OUR MANAGEMENT.

     We are a British Virgin Islands company, and all of our assets are located in Taiwan. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands or Taiwan would enforce:

     - Judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

     - In original actions brought in the British Virgin Islands or Taiwan, liabilities against us or other non-residents based upon the securities laws of the United States or any state.

     A total of 4,666,666, or 70.0% of our total outstanding shares upon completion of the offering, are restricted from immediate resale in the U.S. but may be sold into the U.S. market beginning in September 2002. This could cause the market price of our common stock to drop significantly, even if our business is doing well. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

  THERE IS NO CURRENT TRADING MARKET FOR OUR COMMON STOCK.

     There is currently no trading market for our common stock. We have applied to list our common stock for trading on the Nasdaq SmallCap Market and are unable to determine if our application will be approved.

     If our Nasdaq SmallCap Market application is not approved, we expect to trade on the Electronic Bulletin Board. However, if we are unable to qualify for the Electronic Bulletin Board, or the pink sheets, no market will develop for our common stock and investors will be unable to sell their shares except in private transactions. If we do trade on the Electronic Bulletin Board, investors will have a more difficult time selling their shares due to the illiquidity and lower volumes experienced by Electronic Bulletin Board and pink sheet companies compared to Nasdaq SmallCap Market companies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that are based on beliefs and assumptions of our management. Often, you can recognize these statements because we use words such as "believe," "anticipate," "intend," "estimate" and "expect" in the statements. Our actual performance in 2002 and beyond could differ materially from the forward-looking statements contained in this prospectus. However, we are not obligated to release publicly any revisions to the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

     After payment of underwriting commissions and other expenses of the offering, the net proceeds of the offering are estimated to be $8,505,000 if the maximum shares are sold and $5,835,000 if the minimum shares are sold. We expect to use the net proceeds approximately as follows:

                                                MAXIMUM                     MINIMUM
                                       -------------------------   -------------------------
PURPOSE                                 AMOUNT     % OF PROCEEDS    AMOUNT     % OF PROCEEDS
-------                                ---------   -------------   ---------   -------------
Purchase of computer and video
  hardware and software..............    920,000        10.8         460,000         7.9
Marketing expenses...................  1,120,000        13.2         560,000         9.6
Development of facilities outside
  Taiwan.............................  2,760,000        32.5       1,380,000        23.7
Product development and research.....  1,380,000        16.2         690,000        11.8
Working capital......................  2,325,000        27.3       2,745,000        47.0
                                       ---------       -----       ---------       -----
Total................................  8,505,000       100.0       5,835,000       100.0

     There could be changes in our proposed use of proceeds due to changes in our business. Proceeds not immediately needed will be invested in bank certificates of deposit, insured bank deposit accounts or similar investments.

                                DIVIDEND POLICY

     No dividends have been paid on our common stock since inception. We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to finance the expansion of our business and for general corporate purposes.

                                 EXCHANGE RATES

     We have prepared our financial statements in accordance with US GAAP and have published these statements in NT$, which is the legal tender currency of the Republic of China. All references to "U.S. dollars," "dollars" or "$" are to United States dollars. Conversion of amounts from NT$ to United States dollars for the convenience of the reader has been made at the noon buying rate of the Federal Reserve Bank on December 31, 2001 of US$1.00 = NT$35.

     The following table sets forth certain information concerning exchange rates between NT$ and U.S. dollars for the periods indicated:

                                                                      NOON BUYING RATE(1)
                                                              -----------------------------------
                                                              PERIOD
CALENDAR YEAR                                                  END     AVERAGE(2)   HIGH     LOW
-------------                                                 ------   ----------   -----   -----
                                                                         (NT$ PER US$)
1996.......................................................   27.52      27.48      27.95   27.17
1997.......................................................   32.80      29.06      32.80   27.34
1998.......................................................   32.27      33.50      35.00   32.05
1999.......................................................   31.60      32.20      33.45   31.55
2000.......................................................   32.99      32.15      33.20   30.26
2001.......................................................   35.00      33.89      35.00   32.23

---------------

(1) The noon buying rate in New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(2) Determined by averaging the rates on the last business day of each month during the relevant period.

                                    DILUTION

     All information provided in the dilution tables below has been reported in United States dollars for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on December 31, 2001 of NT$35 to US$1.

     At December 31, 2001, the net tangible book value of our outstanding shares of common stock was $701,000 or $0.15 per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after December 31, 2001, other than to give effect to the sale of the maximum shares of common stock offered hereby at an initial public offering price of $5.00 per share, less underwriting discounts and commissions and estimated costs of the offering, our net tangible book value at December 31, 2001 would have been $9,206,000 or approximately $1.38 per share. This represents an immediate increase in net tangible book value of $1.23 per share of common stock to our existing stockholders and an immediate dilution of $3.62 per share to new investors. "Dilution" per share represents the difference between the price to be paid by the new stockholders and the net tangible book value per share of common stock immediately after this offering.

     The following table illustrates this per share dilution based upon the maximum and minimum shares sold:

                                                              MAXIMUM   MINIMUM
                                                              -------   -------
Initial public offering price per share.....................   $5.00     $5.00
  Net tangible book value per share before the offering.....   $0.15     $0.15
  Increase in net tangible book value per share attributable
     to new investors purchasing in the offering............   $1.23     $0.93
Net tangible book value per share after the offering........   $1.38     $1.08
Dilution per share to new investors.........................   $3.62     $3.92
Dilution as a percentage of the offering price..............    72.4%     78.4%

     The following tables set forth the number of shares of common stock purchased, the total consideration paid and the average price per share paid by our existing stockholders as of December 31, 2001 and new investors purchasing the shares of common stock offered hereby:

                              MAXIMUM SHARES SOLD

                                   SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                ----------------------   ------------------------   PRICE PER
                                 NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     SHARE
                                ---------   ----------   -----------   ----------   ---------
New investors.................  2,000,000      30.0%     $10,000,000      70.1%       $5.00
Existing stockholders.........  4,666,666      70.0%     $ 4,265,000      29.9%       $ .91
                                ---------     -----      -----------     -----
Totals........................  6,666,666     100.0%     $14,265,000     100.0%

                              MINIMUM SHARES SOLD

                                   SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                ----------------------   ------------------------   PRICE PER
                                 NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     SHARE
                                ---------   ----------   -----------   ----------   ---------
New investors.................  1,400,000      23.1%     $ 7,000,000      62.1%       $5.00
Existing stockholders.........  4,666,666      76.9%     $ 4,265,000      37.9%       $ .91
                                ---------     -----      -----------     -----
Totals........................  6,066,666     100.0%     $11,265,000     100.0%

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 2002 as reflected in the Company's unaudited consolidated financial statements.



                                                                  JUNE 30, 2002
                                                              ---------------------
                                                              US$(1)         NT$
                                                              -------     ---------
                                                              (DOLLARS IN THOUSANDS
                                                              EXCEPT SHARE AMOUNTS)
                                                                   (UNAUDITED)
Long-term debt..............................................  $   841     $  29,450
                                                              -------     ---------
Stockholders' equity(2) preferred stock, 5,000,000 no par
  value shares authorized, no shares issued.................       --            --
     common stock, 20,000,000 no par value shares
      authorized, 4,666,666 shares outstanding..............       --            --
  Additional paid-in capital................................    4,142       145,000
  Legal reserve.............................................        5           159
  Accumulated losses as of June 30, 2002....................   (3,941)     (137,935)
                                                              -------     ---------
Total stockholders' equity..................................      206         7,224
                                                              -------     ---------
Total capitalization........................................    1,047        36,674
                                                              =======     =========


---------------

(1) Translated into United States dollars solely for the convenience of the reader using the noon buying rate of the Federal Reserve Bank of New York on December 31, 2001 of NT$35 to US$1.

(2) Reflects the October 2001 share exchange in which we exchanged 4,666,666 shares of our common stock for all 13,000,000 outstanding shares of Reng Bang.


(3) Do not reflect the sales of 2,000,000 shares of our common stock priced at $5.00 per share on a best efforts 1,400,000 share minimum, 2,000,000 share maximum basis.

                            SELECTED FINANCIAL DATA

     The following selected financial data with respect to the four-year period ended December 31, 2001 and the balance sheet information as of December 1998, 1999, 2000 and 2001 have been derived from our audited financial statements. The data with respect to the year ended December 31, 1997 and the balance sheet information as of December 31, 1997 have been derived from the unaudited financial statements. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes included elsewhere in this prospectus.

                                                                   YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                 1997        1998      1999       2000        2001        2001
                                              -----------   -------   -------   ---------   ---------   ---------
                                                  NT$         NT$       NT$        NT$         NT$         US$
                                              (UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Statements of Operations Data:
Operating revenues..........................     28,891      31,444    42,622      34,018      44,353       1,267
                                                -------     -------   -------   ---------   ---------   ---------
Operating loss before interest and income
  taxes.....................................      3,467       5,947     2,631      64,972      43,977       1,256
Net interest (income) expense, net..........        318         292       257        (864)       (148)         (4)
Other income................................       (140)        (40)      (96)       (368)       (529)        (15)
Equity in net income of affiliates..........         --          --        --          --       2,141          61
                                                -------     -------   -------   ---------   ---------   ---------
Loss before income taxes....................      3,645       6,199     2,792      63,740      45,441       1,298
Income taxes................................         --          --       164          --          61           2
                                                -------     -------   -------   ---------   ---------   ---------
Net loss....................................      3,645       6,199     2,956      63,740      45,502       1,300
                                                =======     =======   =======   =========   =========   =========
Net loss per share
Weighted average number of shares
  outstanding
Basic.......................................    179,482     545,349   717,952   2,956,390   4,666,666   4,666,666
                                                =======     =======   =======   =========   =========   =========
Net loss per share of common share..........      20.31       11.37      4.12       21.56        9.75        0.28
                                                =======     =======   =======   =========   =========   =========

                                                                    YEARS ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                  1997        1998     1999       2000        2001        2001
                                               -----------   ------   -------   ---------   ---------   ---------
                                                   NT$        NT$       NT$        NT$         NT$         US$
                                               (UNAUDITED)
Balance Sheet Data:
Working capital..............................      1,551     10,112     4,991      34,416      12,803         365
Total assets.................................      7,692     18,828    38,078     104,723      57,775       1,650
Long-term obligations........................         --         --        --          --      17,750         507
Total stockholders' equity...................      2,946     11,747     8,791      70,051      24,549         701

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of Easylink Information Technology Co., Ltd. and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results might differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Figures are expressed in New Taiwan dollars and translated into United States dollar at an exchange rate of NT$35 = US$1.

     We were incorporated as an international business company of the British Virgin Islands in August 2001 under the name Easylink Information Technology Company Limited. The name of the company was changed to Easylink Information Technology Co., Ltd. on September 26, 2001. We issued 4,666,666 shares of our common stock in exchange for all 13,000,000 outstanding shares of Reng Bang Information Company, Ltd. in October 2001. The purpose of the share exchange was to change our domicile from Taiwan to the British Virgin Islands. We have not carried on business since the date of our incorporation save for acting as a holding company. All of our operations are conducted through our wholly-owned subsidiary, Reng Bang.

RESULTS OF OPERATIONS

     The original principal activity of Reng Bang was the provision of computer local network design, installation and integration to manufacturers in the Science Park of the Republic of China in Hsinchu. In 1996, Reng Bang changed its business direction and started to develop integrated telecommunication systems. Reng Bang now provides fundamental infrastructure solutions to corporations and families in Taiwan for remote monitoring and communication. Reng Bang has its own product research and development department and its products include broadband access to existing apartment buildings that allows residents to use their telephone and access the Internet simultaneously, which it refers to as e-building; an Internet-based system that allows property managers on or off-site to remotely view the public areas of their buildings through digital cameras located throughout the building, which it refers to as IS-2000; and an Internet-based system that will allow residents to remotely monitor their apartments and homes through the Internet, which it refers to as SohoLink.


     We provide integration service of telecommunication network systems and offers solutions to digitalized buildings. We develop products that can be applied to new markets or the existing residential market from inner network applications in the family to integration of network systems in the building communities. Our product prices and service fees are very competitive for all levels of customers. Our products, including SohoLink, IS-2000, and e-building can be directly applied to existing dwellings with ease and low installation and service fees.



     We expect to use the proceeds of the offering to develop our business. Accordingly, we expect to incur operating losses and negative cash flows in the near future.


     The following discussion is based on our audited condensed consolidated statement of operations for the three years ended December 31, 2001.

  YEARS ENDED DECEMBER 31, 2001 AND 2000

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, selected items in the combined statements of operations as a percentage of total sales revenue.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1999       2000        2001
                                                       ------     -------     -------
Revenue..............................................  100.00%     100.00%     100.00%
Cost of sales........................................  (73.60)%    (97.31)%    (65.75)%
                                                       ------     -------     -------
Gross Profit.........................................   26.40%       2.69%      34.25%
Depreciation.........................................   (1.13)%    (16.12)%    (11.85)%
Selling, general and administrative expenses.........  (31.44)%   (177.55)%   (121.55)%
                                                       ------     -------     -------
Operating loss.......................................   (6.17)%   (190.98)%    (99.15)%
Non-operating (loss) income, net.....................   (0.38)%      3.62%       1.52%
Equity in net income of affiliates...................    0.00%       0.00%      (4.83)%
                                                       ------     -------     -------
Loss before tax......................................   (6.55)%   (187.36)%   (102.46)%
Tax expenses.........................................   (0.38)%      0.00%      (0.14)%
                                                       ------     -------     -------
Net loss after tax...................................   (6.93)%   (187.36)%   (102.60)%
                                                       ======     =======     =======

TOTAL REVENUE

     For the year ended December 31, 2001, we had total revenue of NT$44,353,000 (US$1,267,000), an increase of NT$10,335,000 (US$295,000), or 30%, compared with
NT$34,018,000 (US$972,000) for the year ended December 31, 2000.

     Revenue from computer network installation contracts is recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Broadband subscription fees are recognized in equal installments over the accounting period covered by the subscription term.

     The following table illustrates the sector breakdown of sales revenue for the year ended December 31, 1999, 2000 and 2001:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
Computer network installation contracts.....................   100%      90%      69%
Broadband connection........................................     0%      10%      31%

     The significant increase in sales revenue resulting from the continuing growth in the number of broadband connection subscribers, resulted from the aggressive marketing and promotion carried out in November 2000 which increased the recurring subscription fee by NT$10,247,000 (US$293,000) from NT$3,327,000 (US$95,000) for the year ended December 31, 2000 to NT$13,574,000 (US$388,000)
for the year ended December 31, 2001. Subscribers can purchase unlimited broadband access to the Internet for NT$700 per month, or NT$4,200 for 7 months or NT$8,400 for 14 months.

GROSS PROFIT

     Costs of revenue include labor, non-reimbursable subcontract costs, merchandise and various direct and indirect overhead costs. Direct labor employees basically work at our offices. The number of direct labor employees assigned to a contract will vary according to the size, complexity, duration and demands of the project. Depending on the nature of the project, gross profit margins may vary significantly.

     Gross profit increased from 3% to 34% and was mainly attributable to the growth in the broadband connection business and improved gross margin from a gross loss of 105% for the year ended December 31, 2000 to gross profit of 34% in the year ended December 31, 2001. The growth in the broadband subscription revenues was wholly caused by the increase in the number of subscribers. As the costs of leasing connection lines to the company are fixed, the increase in number of subscribers improves the profit margin of the broadband connection business.

DEPRECIATION

     For the years ended December 31, 2001 and 2000, we had depreciation expenses of NT$5,256,000 (US$150,000) and NT$5,485,000 (US$157,000)
respectively, representing a decrease of NT$229,000 (US$7,000). The decrease was mainly attributable to the addition of fixed assets of NT$37,883,000 (US$1,082,000) in 2000 while the addition of fixed assets for the year ended December 31, 2001 was only NT$2,587,000 (US$74,000).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general, and administrative expenses consist primarily of corporate costs related to advertising, accounting, salaries, rental, utilities and other indirect overhead costs.

     Selling, general and administrative expenses were NT$53,911,000 (US$1,540,000) for the year ended December 31, 2001, and decreased by NT$6,490,000 (US$185,000) as compared with NT$60,401,000 (US$1,726,000) for the year ended December 31, 2000. We tightly controlled selling, general and administrative expenses in the year ended December 31, 2001 which resulted in a significant decrease in such expenses. The net decrease in selling, general and administrative expenses was the result of increases in salaries and provision for inventory; and decreases in rental, advertising and research and development expenses.

NON-OPERATING INCOME, NET

     The following table presents, for the periods indicated, a breakdown of non-operating income:

                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------
                                                            1999     2000      2001
                                                           ------   -------   ------
Non-Operating Income
Commission income........................................    80.0%    17.15%     9.9%
Interest income..........................................    20.0%    70.37%    17.6%
Profit on sale of fixed assets...........................     0.0%     5.11%     0.0%
Rental income............................................     0.0%      0.0%     4.1%
Sample sale..............................................     0.0%      0.0%    54.8%
Other income.............................................     0.0%     7.37%    13.6%

     We had interest income of NT$228,000 (US$6,000), a decrease of NT$646,000 (US$18,000), or 74%, compared with NT$874,000 (US$25,000) for the year ended December 31, 2000. The decrease was due to the decrease in bank balances for the year ended December 31, 2001.

     The commission income received for the year ended December 31, 2001 and 2000 was NT$129,000 (US$4,000) and NT$213,000 (US$6,000) respectively. The decrease of NT$84,000 (US$2,000) was due to the change in consideration in business referral from receiving commission calculated based on the number of customers referred and their turnover level to receiving a 20% discount on broadband connection fee paid by us.

     We sold sample products after demonstration which resulted in sample sales of NT$712,000 (US$20,000) for the year ended December 31, 2001.

EQUITY IN NET INCOME OF AFFILIATES

     We invested in two affiliated companies in the year ended December 31, 2001 to develop Hong Kong and the Mainland China market. As both of these companies are in the development stage, no income has been generated and the net loss of Shanghai Trillion Services Limited (STSL) and Deson Soho Technology Limited
(DSTL) was NT$6,236,000 (US$178,000) and NT$714,000 (US$20,000) for the period ended December 31, 2001 respectively. Our share of the net loss of STSL and DSTL was NT$1,963,000, representing the cost of investment of US$60,000 and NT$178,000 (US$5,000) respectively.

                                                 PERCENTAGE OF                  NET LOSS FOR THE
                                                SHARES HELD BY                    PERIOD ENDED
                                                  THE COMPANY                   DECEMBER 31, 2001
                             PLACE/DATE OF     -----------------    COST OF     -----------------
NAME OF COMPANY              INCORPORATION     DIRECT   INDIRECT   INVESTMENT   NT$'000   US$'000
---------------            -----------------   ------   --------   ----------   -------   -------
Shanghai Trillion
  Services Limited.......  People's Republic
                               of China/
                           December 19, 2000      --      30%      US$60,000     6,236      178
Deson Soho Technology
  Limited................   Hong Kong/ May
                               11, 2001           --      40%      US$40,000       714       20

     Mr. Chen Li-Lung and Mr. Tseng Wen-Huar, who are the director and chief financial officer of the Company respectively, are common directors of Deson Soho Technology Limited.

     The following table sets forth the summarized income statement information of STSL and DSTL for the period from the date of incorporation to December 31, 2001:

                                                                STSL       DSTL
                                                              --------   --------
                                                              NT$'000    NT$'000
                                                              --------   --------
Revenue.....................................................      --         --
                                                               -----      -----
Operating loss before interest and income taxes.............   6,237        716
Net interest income.........................................      (1)        (2)
                                                               -----      -----
Loss before income taxes....................................   6,236        714
Income taxes................................................      --         --
                                                               -----      -----
Net loss....................................................   6,236        714
                                                               =====      =====

NET LOSS

     As a result, we had a net loss of NT$45,502,000 (US$1,300,000) for the year ended December 31, 2001, a decrease in net loss of NT$18,238,000 (US$521,000), or 29%, as compared to a net loss of NT$63,740,000 (US$1,821,000) for the year ended December 31, 2000. The decrease was mainly attributable to the increase of broadband subscription fee and decrease in selling, general and administrative expenses.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     For the year ended December 31, 2000, total revenue was NT$34,018,000 (US$972,000) while gross profit for the year was NT$914,000 (US$26,000), or a gross profit margin of 2.7%. Selling and administrative expenses for the year were NT$60,401,000 (US$1,726,000), or 178% of total revenue. As a consequence, the net loss for the year ended December 31, 2000 was NT$63,740,000 (US$1,821,000), or 187% of total revenue.

TOTAL REVENUE

     For the year ended December 31, 2000, we had total sales revenue of NT$34,018,000 (US$972,000), a decrease of NT$8,604,000 (US$246,000), or 20%, compared to NT$42,622,000 (US$1,218,000) for the year ended December 31, 1999.

     The sales revenue from contract sales decreased by NT$11,931,000 (US$341,000) from NT$42,622,000 (US$1,218,000) for the year ended December 31,
1999 to NT$30,691,000 (US$877,000) for the year ended December 31, 2000. The significant decrease was mainly attributable to the completion of computer network installation contracts in 2000 and above 80% of the income of two high value contracts was recognized in the year ended December 31, 1999. In addition, only five new construction contracts were signed in 2000. Two of these newly signed contracts totalling NT$39,300,000 (US$1,123,000) were still in process and were only 60% and 19%, respectively, completed in the year ended December 31, 2000. As a result, sales income from these contracts will be recognized in the year ended December 31, 2001.

     We started our new business of providing broadband connection services in the year ended December 31, 2000. Revenue generated from broadband connections was NT$3,327,000 (US$95,000).

GROSS PROFIT

     Gross profit amounted to NT$914,000 (US$26,000) for the year ended December 31, 2000, a decrease of NT$10,338,000 (US$295,000), or 92%, compared to
NT$11,252,000 (US$321,000) for the year ended December 31, 1999. Gross profit margin, as a percentage of total sales revenue, decreased from 26% to 3%. The decrease is principally a result of a decrease in profit margins of computer network installation contracts from 26% to 14%. The decrease was also due to the aftermath of the Asian financial crisis in October 1997 and strong competition in the Republic of China, which have adversely affected the information technology market in the Republic of China. As a result, we reduced our profit margin in computer network installation contracts to maintain our competitiveness.

     In addition, we sought to encourage subscribers to use our broadband connection services and therefore, we charged a relatively low monthly subscription fee from users. Consequently, broadband connection services generated a gross loss of NT$3,518,000 (US$101,000) in the year ended December 31, 2000, a gross loss of 105%.

DEPRECIATION

     For the year ended December 31, 2000, we had depreciation expenses of NT$5,485,000 (US$157,000), an increase of NT$5,004,000 (US$143,000), or 1,040%, compared to NT$481,000 (US$14,000) for the year ended December 31, 1999. The significant increase was mainly attributable to the addition of broadband connection infrastructure and other office equipment of NT$17,862,000 (US$510,000) and NT$10,631,000 (US$304,000), respectively.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses were NT$60,401,000 (US$1,726,000) for the year ended December 31, 2000, increased by NT$46,999,000 (US$1,343,000), or 351%, as compared with NT$13,402,000 (US$383,000) for the year ended December 31, 1999. The increase is a result of increases in the following expenses:

                                                                  INCREASE
                                                              -----------------
                                                              NT$'000   US$'000
                                                              -------   -------
Expense
  Salaries and employee welfare.............................  24,054       687
  Rental expenses...........................................   4,370       125
  Advertising...............................................   3,652       104
  Research and development costs............................   3,528       101
  Insurance.................................................   1,951        56
  Legal and professional fees...............................   1,443        41
  Repair and maintenance....................................   1,403        40
                                                              ------     -----
                                                              40,401     1,154
                                                              ======     =====

     The significant increase in salaries and employee welfare was due to the increase in number of employees from 30 in 1999 to 79 in 2000. The rental expenses was increased from NT$284,000 (US$8,000) for the year ended December 31, 1999 to NT$4,654,000 (US$133,000) for the year ended December 31, 2001 due to the expansion of the head office in Hsinchu and establishment of new offices in other areas of Taiwan. To complement our services in network installation and integration, we started to research and develop our own telecommunication products for home automation, home security and broadband connection. As a result, the research and development costs increased by NT$3,528,000 (US$101,000) for the year ended December 31, 2000 compared to the year ended December 31, 1999. The advertising expenses for the year ended December 31, 1999 was increased from NT$231,000 (US$7,000) to NT$3,883,000 (US$111,000) for the
year ended December 31, 2000 due to the increase in marketing and participation in trade shows and seminars in the year ended December 31, 2000.

NON-OPERATING INCOME, NET

     We had interest income of NT$874,000 (US$25,000), an increase of NT$850,000 (US$24,000), compared with NT$24,000 (US$700) for the year ended December 31, 1999. The significant increase was mainly attributable to the increase in funds which was raised from new issues of share capital deposited in banks.

     The commission income we received for the years ended December 31, 2000 and 1999 was NT$213,000 (US$6,000) and NT$96,000 (US$3,000), respectively.

     Interest expenses on bank loan for the years ended December 31, 2000 and 1999 were NT$10,000 (US$300) and NT$281,000 (US$8,000), respectively. The decrease of NT$271,000 (US$8,000) for the year ended December 31, 2000 was mainly due to the repayment of a NT$3,000,000 (US$86,000) bank loan in January 2000.

NET LOSS

     As a result of the foregoing, we had a net loss of NT$63,740,000 (US$1,821,000) for the year ended December 31, 2000, an increase in loss of NT$60,784,000 (US$1,737,000), as compared to a net loss of NT$2,956,000
(US$84,000) for the year ended December 31, 1999. The loss was mainly due to the significant increase in selling, general and administrative expenses in 2000.

LIQUIDITY AND CAPITAL RESOURCES


     We anticipate applying the minimum proceeds of the offering set forth under "Use of Proceeds" over the next 12 months as follows:



     - approximately $0.5 million will be used for the purchase of computers, video hardware and software for enhancement of technological support and provision of state-of-the-art web-based products;



     - approximately $0.5 million will be used in expanding our in-house marketing team and increasing our attendance at trade shows and seminars;



     - approximately $1.4 million will be used in expansion and development of facilities outside Taiwan;



     - approximately $0.7 million will be used for our product research and development activities in telecommunication related technologies; and



     - the balance of approximately $2.7 million will be used for general working capital.



     We have future office and carpark rental lease payment commitments under non-cancelable operating leases totaling NT$7,666,000 (US$219,000) for the period from January 1, 2002 to December 31, 2004. We expect to continue our practice in New Taiwan dollars and our products and operating costs are based largely on the currency in which related revenue is generated, so we face no material operating trends or effects on liquidity as a result of fluctuations in currency exchange rates.


     Historically, we have relied on broadening the base of share capital to finance our working capital requirements and capital expenditures. We currently anticipate that we will be able to meet our short-term cash requirements with the net proceeds of this offering (assuming the minimum number of shares are sold), together with available funds and cash flows generated from operations with short-term bank borrowings for the foreseeable future. Thereafter, we may need to raise additional funds. We may need to raise additional funds sooner, however, in order to fund more rapid expansion and acquisitions, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, business or technologies. We plan to raise additional funds, if necessary, through new issuances of shares of our equity securities, either through one or more offerings to the general public, private placements to accredited investors, or credit facilities extended by lending institutions.

     As at December 31, 2001, we had working capital of NT$12,803,000 (US$365,000) and cash and cash equivalents of NT$4,635,000 (US$132,000). A large portion of the net proceeds of this offering will be used for expanding our operations and as working capital for our business.

     Payments to us for computer network installation contracts are made according to payment schedules based on a percentage of completion agreed by clients at the time the contracts are signed. Subscription fees for broadband connections are paid monthly, bi-annually or annually in advance.

     Accounts receivable as at December 31, 2001 were NT$3,325,000 (US$95,000) net of allowance for doubtful accounts of NT$309,000 (US$9,000).

     Inventories as at December 31, 2001 were NT$13,220,000 (US$378,000), which mainly consisted of broadband connection infrastructure of NT$16,635,000 (US$475,000) net of allowance for obsolete stock of NT$5,545,000 (US$158,000).

     It is our business strategy to build and sell broadband connection infrastructure on a long term basis. Before the infrastructure is sold, we will generate recurring broadband subscription fees from service subscribers. Although we will lose the subscription fee income after the sales, we believe that the profit margin from the sales will be higher than that of the subscription service based on the further business potential of the broadband connection infrastructure. In addition, these sales will strengthen our brand name in the market which will, in turn, facilitate our regional business expansion.

     The prepaid expenses as at December 31, 2001 was NT$4,894,000 (US$139,000), as increase of NT$1,907,000 (US$54,000) compared to NT$2,987,000 (US$85,000) for the year ended December 31, 2000. The increase was mainly due to the increase in prepaid tax other than income of NT$366,000 (US$10,000) and prepayment to suppliers of NT$1,570,000 (US$45,000).

     The amount due from related parties as at December 31, 2001 was NT$855,000 (US$25,000) which represents a subcontracting fee receivable of NT$588,000 (US$17,000) due from Taiwan Secom Security Company Limited which is a 15.38% shareholder of the Company and NT$267,000 (US$8,000) due from DSTL which is an associated company of the Company.

     Taiwan Secom Security Company Limited provides comprehensive professional security services in Taiwan. Its main businesses is that of security services, including offices, theaters, sport grounds, parking areas, residential and other places to prevent theft, fire or natural causes. Other activities include installation and management of office and home security systems such as security locks, card locks, alarms and fire alarm devices; and designs and installation of security equipment, fire safety equipment and protection equipment, the delivery of cash or precious goods and body guard services; and other safety security approved by the government. Taiwan Secom Security Company Limited is a strategic business partner of ours.

     Our other payables at December 31, 2001 were NT$2,347,000 (US$67,000) which included a payable for purchase of land and building of NT$1,468,000 (US$42,000). As at December 31, 2001, the broadband connection subscription fee received in advance was NT$1,459,000 (US$42,000), a decrease of NT$629,000 (US$18,000) compared to NT$2,088,000 (US$60,000) for the year ended December 31, 2000.

     There was a negative net cash flow of NT$31,759,000 (US$908,000) and NT$62,964,000 (US$1,799,000) consumed by operations in the year ended December 31, 2001 and 2000, respectively.

     For the year ended December 31, 2001 and 2000, net cash used in investing activities was NT$8,089,000 (US$231,000) and NT$37,645,000 (US$1,076,000),
respectively. The decrease in the year ended December 31, 2001 was due to the slow down in significant additions of property, plant and machinery for operation expansion and new business development.

     For the year ended December 31, 2001 and 2000, net cash inflow in financing activities was NT$13,472,000 (US$385,000) and NT$122,000,000 (US$3,486,000),
respectively. The positive cash flow from financing activities in the year ended December 31, 2001 was mainly due to stockholders' loan of NT$17,750,000 (US$507,000). The positive cash flow from financing activities for the year ended December 31, 2000 was due to an increase of share capital by issuing 2,153,846 shares of no par value for NT$60,000,000 (US$1,714,000).

     As at December 31, 2000, we had a working capital of NT$34,416,000 (US$983,000) and cash and cash equivalent of NT$31,011,000 (US$886,000).

     Accounts receivable at December 31, 2000 were NT$31,278,000 (US$894,000), including a receivable of approximately NT$23,000,000 (US$657,000) due in February 2001. This amount was paid by the client on schedule.

     Accounts payable as at December 31, 2000 and 1999 were NT$18,808,000 (US$537,000) and NT$16,005,000 (US$457,000) respectively, reflecting subcontracting works and equipment purchased for our activities in contracting business during the year.

     The computer network installation contract work deposit from customers as at December 31, 2000 was NT$6,502,000 (US$186,000), reflecting the stage of completion of contracts at that time rather than the amount of contracts on hand. The amount due from customers for contract work as at December 31, 1999 was NT$384,000 (US$11,000). This represents the portion of contracting projects awarded to us during the year that would be completed in the next fiscal year.

     There was a negative net cash flow of NT$62,964,000 (US$1,799,000) consumed by operations in the year ended December 31, 2000. This mainly reflects the increase in selling, general and administrative expenses paid during the year.

     For the years ended December 31, 2000 and 1999, net cash used in investing activities were NT$37,645,000 (US$1,076,000) and NT$2,646,000 (US$76,000),
respectively. The increase in the year ended December 31, 2000 was due to the significant additions of property, plant and machinery for operation expansion and new business development.

     For the years ended December 31, 2000 and 1999, net cash inflow for financing activities was NT$122,000,000 (US$3,486,000) and NT$7,730,000
(US$221,000), respectively. The positive cash flow from financing activities in the year ended December 31, 2000 was mainly due to an increase of share capital by issuing 3,948,738 shares of no par value for NT$125,000,000 (US$3,571,000) in the year ended December 31, 2000. The cash inflow in the year ended December 31, 1999 represented the receipt in advance of share capital issued in the year ended December 31, 2000.

     The short term bank loan borrowed for working capital as at December 31, 1999 and 1998 was NT$3,000,000 (US$86,000). This bank loan was unsecured and interest bearing. It was fully repaid in January 2000.

     Net cash inflow and outflow from operating activities for the years ended December 31, 1999 and 1998 were NT$1,880,000 (US$54,000) and NT$12,192,000
(US$348,000), respectively. The main reason for the cash inflow for the year ended December 31, 1999 was an increase of gross profit generated from operations.


CRITICAL ACCOUNTING POLICIES



     Our significant accounting policies are described in note 2 to the financial statements for the years ended December 31, 2000 and 2001 included in this prospectus. The Company believes its most critical accounting policies include accounting for deferred offering costs, inventory provision and accounting for investment in associated companies.



     The NT$6,728,000 (US$192,000) deferred offering costs as included in the consolidated balance sheet as at December 31, 2001 are costs incurred in connection with the proposed public offerings. These costs will be deferred and offset against the proceeds from the sale of our common stock if the offering is successful. If the offering is unsuccessful, such amount will be fully written off in the statements of operations.



     The NT$5,545,000 (US$158,000) estimate of inventory provision was made in respect of network infrastructure which was intended to meet a sales contract but did not materialize. The contract was subsequently cancelled as a result of the buyer having financial difficulties. The inventory was stated at the estimated net realizable value by the management having regards to market conditions.



     The NT$2,141,000 (US$61,000) share of net losses of the affiliated companies is comprised of two parts, a share of an affiliated company's operating loss and a write-off of investment in an affiliated company. The write-off of investment was made as the affiliate is in the development stage and is incurring operating losses.


INFLATION

     Based on historical experience, the duration of our contracts as well as high-technology products and services, from commencement to completion, has varied between two and fifteen months, with the majority of projects being approximately four months. Thus, it has not been necessary to provide for inflation in contracts entered into by us.

     During the years ended December 31, 2001 and 2000, Taiwan experienced an inflation rate of 0.01% and 1.26% respectively. We attempt to avoid problems resulting from inflation by ensuring our work is kept on schedule. Moreover, we have always been able to purchase supplies and materials once a project is signed, thus minimizing the effect of inflation.

CURRENCY RISKS

     We expect to continue our present practice of entering into contracts under which contract sums are payable in New Taiwan dollars. Purchases and expenses will also be paid in New Taiwan dollars. Because product and operating costs are based largely on the currency in which related revenue is generated, we face limited related foreign exchange exposure in this area and have historically not attempted to hedge our exposure to foreign currency fluctuations. In addition, as the associated companies in Hong Kong and the People's Republic of China are at the development stage, we consider this risk to be immaterial.

                                  OUR BUSINESS

CURRENT OPERATIONS

     We design and build Web-based telecommunication systems which remotely monitor and control various systems used in office buildings, apartment buildings and homes. Generally, our systems allow building property managers and residents of homes and apartments to monitor over the Internet their:

     - Security and burglar alarm systems, including their on-property cameras and perimeter protection, which we offer under our IS 2000 brand;

     - Automated building systems, including their electrical systems, heating and air conditioning systems, interior and exterior lighting systems, landscape maintenance systems and parking control systems, which we intend to offer by year end under our SohoLink brand; and

     - Communication systems, which allow them and their neighbors to communicate with each other and which we offer under our e-Building brand.

     Off-site monitoring and control are accomplished by accessing the Internet through Web sites designed and hosted by us and through Internet access provided by us. The Internet access we provide is DSL service. Our DSL products are based on a type of DSL technology known as asymmetrical DSL or ADSL. ADSL technology provides substantially faster transmission of data from the network to the end-user than from the user to the network. This tradeoff works to the user's advantage in that most users typically download more data from the network than they send to the network.

IS 2000

     We work with construction companies to design and install security and building automation systems for new office buildings. Following installation, we enable the office building property managers to monitor from the Internet the security and building automation systems which we have designed and installed.

     Our IS 2000 system allows property managers on or off-site to remotely view the public areas of their buildings through digital cameras located throughout the building. These cameras are placed in main floor lobbies, elevators, upper floor lobbies, parking structures and the like. Monitoring is accomplished over the Internet through Web sites designed and hosted by us, allowing building managers visual access online from anywhere in the world.

     Through these Web sites, our IS 2000 system also allows office managers to monitor most of the automated systems in the office building, such as electrical, heating and air conditioning, interior and exterior lighting, landscape maintenance and parking control.

     In early 2002 we began distributing DGI 3000, an advanced digital imaging system that provides property managers with significantly more digital cameras, split screen monitoring capability, motion detectors and multiple camera recording capability. DGI 3000 also allows property managers to access and monitor these security systems by cell phone and pagers as well as through the Internet and to combine all buildings managed by them into one system.

SOHOLINK

     By the year end 2002, we intend to introduce SohoLink, a lesser priced Internet-based system that will allow residents to remotely monitor their apartments and homes through the Internet.

     SohoLink may be installed during construction of homes and apartment buildings, or it may be retrofitted into existing apartment buildings without extensive and expensive rewiring. The SohoLink system allows residents to access through Web sites developed by us a number of systems within the residence. These systems include the residence's security systems, such as perimeter burglar alarms and security cameras, as well as home automation systems which control power to the home, lights, heating and air conditioning systems and the like. SohoLink's capabilities also include Intranet features allowing messages to be communicated between residents and building managers over the Internet using a video screen in the home.

e-BUILDING SYSTEMS

     We offer, under our e-Building brand, broadband access to existing apartment buildings using what is commonly known as "DSL" technology, which does not require expensive rewiring. The technology allows residents to use their telephone and access the Internet simultaneously. Once installed, we can also offer apartment dwellers many of the features offered by SohoLink. According to Taiwan's Institute for Information Industry at December 31, 2001 Taiwan had over 7,000,000 Internet users including over 1,000,000 broadband users. The China Internet Network Information center reported over 33,000,000 Internet users using over 12,000,000 computers in the People's Republic of China as of December 31, 2001.

     DSL technology provides an opportunity for residents of apartment buildings to significantly reduce their costs for telephone services by not requiring separate telephone lines for telephone service and Internet access. DSL technology also allows network access providers to offer both data and voice services to residences.

     As our broadband access is deployed, as the price of personal computers continues to decline and as the availability of network enabled devices and applications increases, opportunities are emerging for us to offer cost-effective premise networking solutions. Premise networking allows multiple users to share high bandwidth resources throughout the apartment or home. This provides consumers with cost savings from sharing hardware, software and high-speed Internet access, allowing a broader range of home computing applications, such as SohoLink and increased convenience. We believe that the primary reasons consumers generally desire using a premise network are:

     - Internet access sharing;

     - Printer sharing;

     - File sharing;

     - Connecting laptop to work;

     - Premise control;

     - Multiplayer gaming;

     - Distributed video; and

     - Remote monitoring or security.

     These reasons are not specific to Taiwan or The People's Republic of China but we believe they are applicable to both markets. Our technology uses the existing telephone wiring of a premise and eliminates the need to add additional network wiring throughout the apartment building.

OUR STRATEGY

     We seek to increase our revenue and thereby improve our profitability by expanding sales of our IS 2000, and e-Building systems and completing the development of SohoLink. In order to accomplish this goal, we intend to

     - Increase our marketing efforts by expanding our in-house marketing staff and increasing our attendance at trade shows and seminars. We will continue to focus our marketing efforts on building contractors, security and burglar alarm firms and real estate developers, who are motivated to install our systems in order to make their own products more marketable;

     - Strengthen and expand our working relationships with strategic partners. We believe that developing relationships with significant potential users of our products will allow us to jointly market to end users. For instance, we seek to add working relationships with other security and alarm firms in order to jointly market security services to office building and apartment building property managers. Similarly, developing additional working relationships with real estate developers offers us access to property managers selected by the developers to manage the properties upon completion of construction;

     - Expand our product offerings through joint ventures throughout Asia. We intend to continue to develop joint venture relationships with companies in other Asian cities similar to the relationships we have developed in Shanghai and Hong Kong. We seek such joint venture relationships with local firms engaged in broadband sales, security services or property management. We intend to offer IS 2000, SohoLink and e-Building systems through sales people trained by us but based in our joint venture partners' offices;

     - Expand our product offerings to include state of the art Web-based products to monitor and control home and office environments such as SohoLink. We believe our SohoLink products will offer state of the art technologies for monitoring and controlling environments. We intend to continue to research and develop new systems and to integrate improved systems offered by our vendors in order to offer our state of the art technologies; and

     - Use our e-Building technology to promote the sales of IS 2000 and SohoLink. Our e-Building technology allows us to offer broadband access to older apartment and office buildings without expensive rewiring costs. Once broadband access is completed in these buildings, residents and property managers will have the ability to monitor and control building systems and security using our IS 2000 and SohoLink systems. We intend to offer these products during the installation of each e-Building installation.

MARKETING

     Marketing is conducted by our ten-person in-house marketing staff, who call directly upon office and apartment building contractors and office building and apartment property managers. We have also developed working relationships with other companies involved in the security and property management business, such as security and burglar alarm companies, real estate developers and multiple unit property managers. In this regard we have developed such a marketing relationship with Taiwan Secom Co. Ltd., Taiwan's largest security and burglar alarm company and a stockholder of our company. In August 2000 we signed a three year cooperation agreement with Taiwan Secom to jointly market our IS 2000 system to potential customers. Similarly, we also install systems in office buildings and factories developed by d-Life Development Co. Ltd., which is one of our stockholders. We do not have any written agreements with d-Life.

     We also seek to promote our products through public relations press releases to the media and by attendance at trade shows, international conventions and conferences attended by security firms and construction companies. We do not advertise in the mass media, as we believe our products cannot economically be marketed directly to the general public.

JOINT VENTURE RELATIONSHIPS IN THE PEOPLE'S REPUBLIC OF CHINA

     Through our own wholly-owned subsidiary, Sunning Technology Limited, we own 30% of Shanghai Trillion Services, Ltd, a Shanghai-based company that offers network integration services and products similar to ours in the Shanghai metropolitan area. Our partners in Shanghai Trillion Services, Ltd are S.H. Xian Yu Development Co. and Trillion Services, Ltd., both nonaffiliates who own the remaining 70% Shanghai Trillion. In the future we hope to expand the operations of Shanghai Trillion Services Ltd. to Beijing and other cities in the People's Republic of China.

     We also own 40% of Deson-Soho Technology Limited, which markets our IS 2000 and e-Building products in Hong Kong. Our partner in Deson-Soho is Deson Development International Group, also a nonaffiliate.

     Our joint venture partners are not subject to any material business regulations by the People's Republic of China. We do not have separate joint venture agreements with either partner, but merely hold ownership interests, as described above, in the two companies that market the products in Shanghai and Hong Kong. The People's Republic of China has no ownership or other interest in our joint venture partners.

MANUFACTURING

     We outsource the fabrication, assembly and testing of all the devices used in our IS 2000, SohoLink and e-Building system products. All of our suppliers are located in Taiwan and none are single source suppliers nor are any affiliated with us. These suppliers include Yu Shen, Digital United and Chieh Hsun Tung. We have no contracts with suppliers as we handle all transactions with purchase orders.

COMPETITION

     We compete in Taiwan and the People's Republic of China with a limited number of other companies that market building security and automation systems. Many of these companies are larger and have more marketing resources, personnel and name recognition than we.

     In Taiwan all three of our major products compete with the products of Yan Chin Technology, an alliance of a number of Taiwanese companies that together are approximately the same size in revenue as we. Yan Chin has marketed in Taiwan under the product name "Ehome 21" since 1999.

     In Mainland China and Hong Kong all three of our major products compete with the products of Pao Lu New Technology Co. Pao Lu established its Taiwan operations in May 2000, and is well known in its market area.

     Competitive factors in our industry include price, warranty and service. We believe we compete favorably with respect to each of these competitive factors.

EMPLOYEES

     We have 33 employees, including our executive officers.

GOVERNMENT REGULATION

     We are not subject to any material government regulations in Taiwan or the People's Republic of China. We are, however, subject to customary zoning land use, building, occupational safety and regulated regulations which are applicable to all businesses.

PROPERTIES

     Our corporate offices are located in Hsin Chu, Taiwan and consist of 8,200 square feet of space leased until April 2003 at a monthly rental of approximately NT$325,000. We have sales offices in Taipei and Kaoshiung, Taiwan of 1,500 square feet and 1,850 square feet, respectively. In Taipei our lease rate is NT$49,000 per month under a lease which expires in January 2002, and in Kaoshung our lease rate is NT$19,500 per month under a lease which expires in March 2002. We also lease a 3,200 square foot storehouse in Hsin Chu for NT$35,000 per month.

                    ENFORCEABILITY OF CIVIL LIABILITIES AND
                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     We are a British Virgin Islands holding company, and all of our assets are located in the Republic of China. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state. There is uncertainty as to whether courts of the Republic of China or the British Virgin Islands would enforce:

     - Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

     - In original actions brought in the Republic of China or the British Virgin Islands, liabilities against us or these non-residents predicated upon the securities laws of the United States or any state.

     We have designated the Law Office of Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111, as our agent for service of process in the United States with respect to this offering.

     There are no treaties between the Republic of China and the United States, nor between the British Virgin Islands and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of the Republic of China and the British Virgin Islands may accept a foreign judgment as evidence of a debt due. An action may be commenced in the Republic of China or the British Virgin Islands for recovery of this debt. However, a Chinese or British Virgin Islands court will only accept a foreign judgment as evidence of a debt due, if:

     - The judgment is for a liquidated amount in a civil matter;

     - The judgment is final and conclusive and has not been stayed or satisfied in full;

     - The judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature. In this regard, a Chinese or British Virgin Islands court is unlikely to accept a judgment of an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained by the person in whose favor the judgment is given;

     - The judgment was not obtained by actual or constructive fraud or duress;

     - The foreign court has taken jurisdiction on grounds that are recognized by the private international law rules in the Republic of China as to conflict of laws in the Republic of China or common law rules as to conflict of laws in the British Virgin Islands;

     - The proceedings in which the judgment was obtained were not contrary to the concept of fair adjudication;

     - The proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of the Republic of China or the British Virgin Islands;

     - The person against whom the judgment is given is subject to the jurisdiction of the Chinese or the British Virgin Islands courts; and

     - The judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the above requirements.

     Enforcement of a foreign judgment in the Republic of China or the British Virgin Islands also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

     Under United States law, majority and controlling stockholders generally have certain "fiduciary" responsibilities to minority stockholders. Shareholder action must be taken in good faith and actions by controlling stockholders that are obviously unreasonable may be declared null and void. While we believe there are no material differences between the protection afforded to minority stockholders of a company organized as an International Business Company under the law of the British Virgin Islands from those generally available to stockholders of corporations organized in the United States, there may be circumstances where the British Virgin Islands law protecting the interests of minority stockholders may not be as protective as the law protecting minority stockholders in United States jurisdictions. Under British Virgin Islands law, a shareholder of a company organized as an International Business Company under the laws of the British Virgin Islands may bring an action against a company, even if other stockholders do not wish to bring an action and even though no wrong has been done to the shareholder personally. This is a representative action, that is, an action on the shareholder's own behalf and on behalf of other persons in his class, or similarly situated. Instances where representative actions may be brought include:

     - To compel a company to act in a manner consistent with its Memorandum of Association and Articles of Association;

     - To restrain directors from acting on resolutions, where notice of a stockholders' meeting failed adequately to inform stockholders of a resolution proposed at the meeting;

     - To restrain a company, where it proposes to perform an act not authorized by the Memorandum of Association and the Articles of Association or to seek damages from a director to compensate a company from the consequences of such an unauthorized act, or to recover property of a company disposed of under such unauthorized act;

     - To restrain a company from acting upon a resolution that was not made in good faith and for the benefit of stockholders as a whole;

     - To redress where a resolution passed at a stockholders' meeting was not properly passed, for instance if it was not passed with the necessary majority;

     - To restrain a company from performing an act which is contrary to law;
       and

     - To restrain a company from taking any action in the name and for the benefit of a company.

     Such an action also may be brought against directors and promoters who have breached their fiduciary duties to the company, though acts amounting to a breach of a fiduciary duty can be ratified by a general meeting of stockholders, in the absence of fraud. Such actions against directors and promoters only may be taken, however, if such directors and promoters have power to influence the action taken by a general meeting by means of, for instance, their votes as stockholders, which would prevent a company from suing them in the company's name. Although British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors representatively or derivatively, the circumstances in which any such action may be brought as set forth above may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders in a United States company.

                                 OUR MANAGEMENT

OFFICERS AND DIRECTORS

     Information concerning each of our executive officers and directors is set forth below:

NAME                                                            POSITION
----                                                            --------
Chen, Li-Lung.............................  Chief Executive Officer and Director
Tseng, Wen-Huar...........................  Executive Vice President and Chief Financial
                                            Officer
Fang, Tien-Hua............................  Vice President-Technology
Hsu, Chin-Shou............................  Vice President-Projects
Chao, Ruey-Long...........................  Vice President-Research
Chou, Hsing-Kuo...........................  Director
Hsu, Jui-Yi...............................  Director
Hsieh, Shiao-Chieh........................  Director
Ou, Hung-Jen..............................  Director

     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. Our audit and compensation committees consist of Messrs. Chou, Hsu, Hsieh and Ou, all of whom are independent directors.

     Chen, Li-Lung, age 37, founded our company in 1990 and has been our Chief Executive Officer and a director since that date. He earned an MBA from the University of Leicester, England.

     Tseng, Wen-Huar, age 38, has been our Executive Vice President and Chief Financial Officer since June 1999. From 1994 to 1999, he was a senior manager for the d-Life Group, a business management company. He earned an MBA from the University of Leicester, England.

     Fang, Tien-Hua, age 33, joined us in 1995 and has been our Vice President-Technology since January 2000.

     Hsu, Chin-Shou, age 32, joined us in 1992 and has been our Vice President-Projects since 1997. He earned a Bachelor's degree in electrical machinery from China University, Taiwan.

     Chao,Ruey-Long, age 40, joined us in December 1999 as our Vice President-Research and Development. From June 1996 to December 1999, he was President of Feifan Information Company, Ltd., an information management firm which was acquired by our company in December 1999. He graduated with a Bachelor's degree from Ming Xin Industry of Technology College, Hsin Chu, Taiwan.

     Chou, Hsing-Kuo, age 43, became a director in October 2000. He has been employed by Taiwan Secom Co., Ltd. as an Assistant Manager since 1982.

     Hsu, Jui-Yi, age 38, became a director in May 2000. From June 1989 to June 1994, he was a Branch Manager for the Qing Xi Taxi Call Center. Since June 1994, he has been an independent real estate developer and owner and Chief Executive Officer of Quan Ke Company, a legal document agent.

     Hsieh, Shiao-Chieh, age 50, became a director in May 2000. He has been Chief Executive Officer of Teng Fu Architects since 1990.

     Ou, Hung-Jen, age 39, became a director in July 2001. From 1992 to April 1998, he was Chief Executive Officer of Jin Chang Construction Corporation. From April 1998 to the present, he has been Chief Executive Officer of Stars Garden Motels. Mr. Ou earned a Bachelor's degree from Cheng Yu University, Taiwan.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid to our Chief Executive Officer for the years ended December 31, 2001, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION AWARDS
                                      ANNUAL COMPENSATION                   --------------------------------------
                                      --------------------                  RESTRICTED     SHARES
NAME AND                                                     OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
PRINCIPAL POSITION             YEAR      SALARY      BONUS   COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
------------------             ----   ------------   -----   ------------   ----------   ----------   ------------
Chen, Li-Lung................  2001   NT$1,429,459     0          0             0            0             0
  Chief Executive Officer      2000   NT$1,515,000     0          0             0            0             0
                               1999   NT$1,501,500     0          0             0            0             0
                               1998   NT$1,471,600     0          0             0            0             0

     Mr. Chen currently receives an annual salary of NT$1,500,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding holdings of common stock by:

     - Each person who, as of this date, holds of record or is known by us to hold beneficially or of record, more than 5% of our common stock,

     - Each director, and

     - All officers and directors as a group.

     The address of each person is our address at 300 4F-3, No. 6, Lane 99 Pudling Road, Hsin Chu, Taiwan, Republic of China.

                                                                                PERCENT OF
                                                                     PERCENT      CLASS
                                                                     OF CLASS     AFTER
                                                          SHARES     PRIOR TO    MAXIMUM
NAME                                                       OWNED     OFFERING    OFFERING
----                                                     ---------   --------   ----------
Chen, Li-Lung..........................................    295,077      6.3%        4.4%
Chou, Hsing-Kuo(1).....................................    717,949     15.4%       10.8%
Hsu, Jui-Yi............................................     70,000      1.5%        1.1%
Hsieh, Shiao-Chieh.....................................    682,051     14.6%       10.2%
Ou, Hung-Jen...........................................    179,487      3.8%        2.7%
Peng, Li-Fang..........................................    308,000      6.6%        4.6%
Chen, Chen-Nan.........................................    358,256      7.7%        5.4%
Tseng, Wen-Huar........................................    268,871      5.8%        4.0%
Lin Chung-Der(2).......................................    358,867      7.7%        5.4%
All executive officers and directors as a group (9
  persons).............................................  2,282,718     48.9%       34.2%

---------------

(1) These shares are owned beneficially by Taiwan Secom Co., Ltd., Mr. Chou's employer.

(2) These shares are owned beneficially by d-Life Development Co., Ltd., Mr. Lin's employer.

                              CERTAIN TRANSACTIONS

     We lease office space in Hsin Chu from d-Life Development Co., Ltd., a stockholder. We believe our rental rate, which is currently NT$306,300 per month, is fair and consistent with rentals charged by nonaffiliates in the same market area.

     In 1999 we agreed to pay NT$9,158,000 for technology assistance from a company controlled by the sister-in-law of our Chief Executive Officer. In 2000 the agreement was cancelled and the funds were returned to us.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 20,000,000 shares of no par value common stock, of which 4,666,666 shares are outstanding as of the date of this prospectus. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, and cumulative voting is not permitted. Upon issuance, shares of common stock are not subject to further assessment or call. Subject to the rights of any series of preferred stock that may be issued by us in the future, holders of common stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of legally available funds and are entitled to share ratably in all assets remaining after payment of liabilities in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The outstanding common stock is fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of no par value preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, under the Memorandum of Association, the Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease of the value or market price of the common stock and could further be used by the Board of Directors as a device to prevent a change in our control. We have no other anti-takeover provisions in our Memorandum of Association. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of the legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of the offering, we will have outstanding up to 6,666,666 shares of common stock. Of these shares, 2,000,000 shares sold in the offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," such as officers, directors or 10% stockholders.

     The remaining 4,666,666 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Sales of restricted securities in the public market, or the availability of such securities for sale, could adversely affect the market price of the common stock. These shares may not be sold into the U.S. public market until September 2002, and then must be sold in the U.S. pursuant to Rule 144.

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - One percent of the number of shares of common stock then outstanding, which will equal 66,666 shares immediately after the offering; or

     - The average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the volume limitations of Rule 144.

TRANSFER AGENT

     Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent. The transfer agent's address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING STOCKHOLDERS

     There are no exchange control restrictions in the Republic of China on the repatriation of dividends by our subsidiaries. In addition, there are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect the payment of dividends, interest or other payments to non-resident holders of our capital stock. British Virgin Islands law and our Memorandum of Association and Articles of Association impose no limitations on the right of non-resident or foreign owners to hold or vote the common stock.

DIFFERENCES IN CORPORATE LAW

     Under the laws of most jurisdictions in the U.S., majority and controlling stockholders generally have certain "fiduciary" responsibilities to the minority stockholders. Stockholder action must be taken in good faith and actions by controlling stockholders which are obviously unreasonable may be declared null and void. British Virgin Islands law protecting the interests of minority stockholders may not be as protective in all circumstances as the law protecting minority stockholders in U.S. jurisdictions.

     While British Virgin Islands law does permit a stockholder of a British Virgin Islands company to sue its directors derivatively, that is, in the name of and for the benefit of our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of stockholders of a British Virgin Islands company being more limited than those of stockholders of a company organized in the U.S.

     Our directors have the power to take certain actions without stockholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require stockholder approval under the laws of most U.S. jurisdictions. In addition, the directors of a British Virgin Islands corporation, subject in certain cases to court approval but without stockholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination of these items, if they determine it is in the best interests of the corporation, its creditors, or its stockholders. Our ability to amend our Memorandum of Association and Articles of Association without stockholder approval could have the effect of delaying, deterring or preventing our change in control without any further action by the stockholders, including, but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

     As in most U.S. jurisdictions, the board of directors of a British Virgin Islands corporation is charged with the management of the affairs of the corporation. In most U.S. jurisdictions, directors owe a fiduciary duty to the corporation and its stockholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its stockholders or that deprives the corporation or its stockholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we will be authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

     The above description of certain differences between British Virgin Islands and U.S. corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.

                                    TAXATION

     The following is a summary of anticipated material U.S. federal income tax and British Virgin Islands tax consequences of an investment in our common stock. The summary does not deal with all possible tax consequences relating to an investment in the common stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the common stock. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

UNITED STATES FEDERAL INCOME TAXATION

     The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S. federal income tax on all of its income regardless of source making an investment in the common stock. For taxable years beginning after December 31, 1996, a trust will be a U.S. person only if:

     - A court within the United States is able to exercise primary supervision over its administration; and

     - One or more United States persons have the authority to control all of its substantial decisions.

     In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of the common stock which we refer to as a "10% Stockholder." Non-U.S. persons and 10% Stockholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the common stock.

     A U.S. investor receiving a distribution of the common stock will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distributions in excess of such earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor's adjusted tax basis in the common stock, and then as gain from the sale or exchange of a capital asset, provided that the common stock constitutes a capital asset in the hands of the U.S. investor. U.S. corporate stockholders will not be entitled to any deduction for distributions received as dividends on the common stock.

     Gain or loss on the sale or exchange of the common stock will be treated as capital gain or loss if the common stock is held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held the common stock for more than one year at the time of the sale or exchange.

     A holder of common stock may be subject to "backup withholding" at the rate of 31% with respect to dividends paid on such common stock if such dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to such holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common stock may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

     Backup withholding may be avoided by the holder of common stock if such holder:

     - Is a corporation or comes within certain other exempt categories; or

     - Provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

     In addition, holders of common stock who are not U.S. persons are generally exempt from backup withholding, although such holders may be required to comply with certification and identification procedures in order to prove their exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder's U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return, in order to claim refunds of withheld amounts.

BRITISH VIRGIN ISLANDS TAXATION

     Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common stock and all holders of common stock are not liable to British Virgin Islands income tax on gains realized during that year on sale or disposal of such shares; the British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

     There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

     There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

REPUBLIC OF CHINA TAXATION

     There is no direct taxation on our common stockholders under Chinese law. Following the offering, we shall register our investment in Reng Bang with the Investment Commission of the Ministry of Economic Affairs of Taiwan and subsequently, in the event we distribute a dividend from our Taiwanese subsidiary to our company, we would be required to pay a 20% tax on the distribution. We do not anticipate paying any dividends from the subsidiary level.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions of the underwriting agreement dated this date, Spencer Edwards, Inc., 6041 S. Syracuse Way, Suite 305, Englewood, Colorado 80111, has agreed to offer the shares on a best efforts 2,000,000 shares maximum, 1,400,000 shares minimum, basis to raise up to $10,000,000.

     Spencer Edwards may offer the shares of common stock through other licensed dealers and directly to the public at the initial public offering price set forth on the cover page of this prospectus less a commission of $.55 per share. Spencer Edwards may allow to certain other dealers a commission not in excess of $.25 per share. Spencer Edwards intends to pay a consulting fee to Pasco International Financial Securities Co., Ltd., a Taiwanese company, of $.10 per share for assistance in structuring the offering and marketing the common stock to Taiwanese citizens. Spencer Edwards does not intend to confirm sales to any accounts over which it exercises discretionary authority. We are not required to pay a non-accountable expense allowance or to issue any common stock purchase warrants in connection with the offering. A substantial portion of the shares are expected to be sold to Taiwanese residents.

     We have agreed to indemnify Spencer Edwards against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that it may be required to make as a result of these liabilities.

     Before the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered were determined by negotiation between Spencer Edwards and us. Among the factors considered in determining the initial public offering price were:

     - The history of and the prospects for the Internet industry;

     - Our past and present operations;

     - Our historical results of operations;

     - Our prospects for future earnings;

     - The recent market prices of securities of generally comparable companies; and

     - The general condition of the securities markets at the time of the offering.

METHOD OF SUBSCRIBING

     Persons may subscribe by completing and returning our subscription agreement. The offering price of $5.00 per share must accompany the subscription agreement. All checks must be made payable to "Key Bank-Easylink Escrow Account." All checks will be transmitted to the escrow account by noon of the next business day following receipt. Certificates for the shares subscribed will be issued within three business days following the closing of the offering.

SELLING PERIOD

     The selling period of the offering will terminate 90 days from the date of this prospectus unless extended for up to an additional 30 days.

MINIMUM-MAXIMUM AND ESCROW

     Until the minimum 1,400,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Key Bank, Denver, Colorado, and such funds will only be invested in investments permissible under SEC Rule 15c-2-4. In the event that 1,400,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, or during the 30 day extension, all funds will be promptly returned to investors without deduction or interest. If 1,400,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

RIGHT TO REJECT

     We reserve the right to reject any subscription and to withdraw the offering at any time prior to acceptance of the subscriptions received, if acceptance of a subscription would result in the violation of any laws to which we are subject.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Harney Westwood & Riegels, as to British Virgin Islands law. Certain legal matters in connection with the offering will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado, and for the underwriter by Peter E. Gadkowski, Colorado Springs, Colorado.

                                    EXPERTS

     Our financial statements as of December 31, 2001, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2001, have been included here and in the registration statement in reliance upon the report of Moores Rowland, Hong Kong, independent auditors, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act, covering the common stock. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information with respect to our company and the common stock, reference is made to the registration statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

     We will be subject to the foreign private issuer informational requirements of the Securities Exchange Act and therefore will be required to file reports, and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, filing proxy statements that comply with rules of the Commission. We will, however, file with the Commission proxy statements required under the rules of the British Virgin Islands. We also will file with the Commission under cover of Form 6-K any reports that we file in the British Virgin Islands. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. We also are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Any reports we file may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 300, New York, New York 10048, at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission's Web site at www.sec.gov.

     We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our Board of Directors.

     No dealer, salesman or other person has been authorized to give any information or to may any representations other than contained in this prospectus in connection with the offering described here, and if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered by this prospectus to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since this date.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Easylink Information Technology Co., Ltd. (incorporated in the British Virgin Islands with limited liability)

     We have audited the accompanying consolidated balance sheets of Easylink Information Technology Co., Ltd. as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements, prepared on the basis of presentation as set out in notes 1 and 2 to the consolidated financial statements, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2000 and 2001, and the consolidated results of its operations and cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          MOORES ROWLAND
                                          Chartered Accountants
                                          Certified Public Accountants

Hong Kong
Dated: June 7, 2002

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                     1999       2000        2001        2001
                                                    -------   ---------   ---------   ---------
                                                      NT$        NT$         NT$         US$
                                                    (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Sales revenue.....................................   42,622      34,018      44,353       1,267
Costs of sales (exclusive of depreciation shown
  below)..........................................  (31,370)    (33,104)    (29,163)       (833)
                                                    -------   ---------   ---------   ---------
Gross profit......................................   11,252         914      15,190         434
                                                    -------   ---------   ---------   ---------
Expenses
Selling, general and administrative...............  (13,402)    (60,401)    (53,911)     (1,540)
Depreciation......................................     (481)     (5,485)     (5,256)       (150)
                                                    -------   ---------   ---------   ---------
                                                    (13,883)    (65,886)    (59,167)     (1,690)
                                                    -------   ---------   ---------   ---------
Operating loss....................................   (2,631)    (64,972)    (43,977)     (1,256)
                                                    -------   ---------   ---------   ---------
Interest income...................................       24         874         228           6
Interest expense..................................     (281)        (10)        (80)         (2)
                                                    -------   ---------   ---------   ---------
                                                       (257)        864         148           4
                                                    -------   ---------   ---------   ---------
Other income......................................       96         368         529          15
                                                    -------   ---------   ---------   ---------
Equity in net income of affiliates................       --          --      (2,141)        (61)
                                                    -------   ---------   ---------   ---------
Loss before income taxes..........................   (2,792)    (63,740)    (45,441)     (1,298)
Income tax expense................................     (164)         --         (61)         (2)
                                                    -------   ---------   ---------   ---------
Net loss..........................................   (2,956)    (63,740)    (45,502)     (1,300)
Other comprehensive income........................       --          --          --          --
                                                    -------   ---------   ---------   ---------
Comprehensive loss................................   (2,956)    (63,740)    (45,502)     (1,300)
                                                    =======   =========   =========   =========
Net loss per share
Weighted average number of shares outstanding
Basic.............................................  717,952   2,956,390   4,666,666   4,666,666
                                                    =======   =========   =========   =========
Net loss per share of common share................     4.12       21.56        9.75        0.28
                                                    =======   =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                            AS OF DECEMBER 31,
                                                                   ------------------------------------
                                                          NOTES       2000         2001         2001
                                                          -----    ----------   -----------   ---------
                                                                      NT$           NT$          US$
                                                                    (DOLLARS IN THOUSANDS EXCEPT SHARE
                                                                                 AMOUNTS)
                                                ASSETS

Current assets
Cash and cash equivalents...............................             31,011         4,635         132
Accounts receivable, net of provision of bad and
  doubtful debts of NT$73 in 1999, NT$99 in 2000 and
  NT$309 in 2001........................................             31,278         3,325          95
Inventories.............................................    4         1,994        13,220         378
Deposits................................................              1,612         1,301          37
Prepaid expenses........................................    6         2,987         4,894         139
Other current assets....................................                206            49           1
Due from related parties................................   13(b)         --           855          25
                                                                    -------      --------      ------
Total current assets....................................             69,088        28,279         807
Property, plant and equipment, net......................    8        35,635        22,768         651
Deferred offering cost..................................    2(e)         --         6,728         192
                                                                    -------      --------      ------
Total assets............................................            104,723        57,775       1,650
                                                                    =======      ========      ======

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable -- trade...............................             18,808         2,809          80
Contract work deposit from customers....................    5         6,502         1,255          36
Accrued expenses........................................              6,742         5,137         147
Bank loan, current......................................    9            --         2,450          70
Receipt in advance......................................   10         2,088         1,459          41
Other payable...........................................   11           219         2,347          67
Due to related parties..................................   13(b)        313            19           1
                                                                    -------      --------      ------
Total current liabilities...............................             34,672        15,476         442
Due to related parties,non-current......................   13(b)         --        17,750         507
                                                                    -------      --------      ------
Total liabilities.......................................             34,672        33,226         949
Commitments and contingencies...........................   16
Stockholders' equity
Common stock,
  Authorised: 5,000,000 shares of preferred stock, no
     par value 20,000,000 shares of common stock, no par
     value
  Issued and outstanding: 4,666,666 shares of common
     stock..............................................   14            --            --          --
Additional paid-in capital..............................            145,000       145,000       4,142
Legal reserve...........................................   15           159           159           5
Other comprehensive income..............................                 --            --          --
Accumulated losses......................................            (75,108)     (120,610)     (3,446)
                                                                    -------      --------      ------
Total stockholders' equity..............................             70,051        24,549         701
                                                                    -------      --------      ------
Total liabilities and stockholders' equity..............            104,723        57,775       1,650
                                                                    =======      ========      ======

  The accompanying notes are an integral part of these consolidated financial statements.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                            COMMON STOCK
                         ------------------   ADDITIONAL                 OTHER
                         NUMBER OF             PAID-IN      LEGAL    COMPREHENSIVE   ACCUMULATED
                          SHARES     AMOUNT    CAPITAL     RESERVE      INCOME         LOSSES           TOTAL
                         ---------   ------   ----------   -------   -------------   -----------   ----------------
                                      NT$        NT$         NT$          NT$            NT$         NT$      US$
                                                (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balance as of January
  1, 1998..............    179,482      --       5,000       159           --           (2,213)      2,946       84
Common stock issued....    538,446      --      15,000        --           --               --      15,000      429
Net loss...............         --      --          --        --           --           (6,199)     (6,199)    (177)
                         ---------    ----     -------       ---         ----         --------     -------   ------
Balance as of December
  31, 1998.............    717,928      --      20,000       159           --           (8,412)     11,747      336
Net loss...............         --      --          --        --           --           (2,956)     (2,956)     (85)
                         ---------    ----     -------       ---         ----         --------     -------   ------
Balance as of December
  31, 1999.............    717,928      --      20,000       159           --          (11,368)      8,791      251
Common stock issued....  3,948,738      --     125,000        --           --               --     125,000    3,571
Net loss...............         --      --          --        --           --          (63,740)    (63,740)  (1,821)
                         ---------    ----     -------       ---         ----         --------     -------   ------
Balance as of December
  31, 2000.............  4,666,666      --     145,000       159           --          (75,108)     70,051    2,001
Net loss...............         --      --          --        --           --          (45,502)    (45,502)  (1,300)
                         ---------    ----     -------       ---         ----         --------     -------   ------
Balance as of December
  31, 2001.............  4,666,666             145,000       159           --         (120,610)     24,549      701
                         =========    ====     =======       ===         ====         ========     =======   ======

---------------

Note:

(1) On October 12, 2001, the Company recapitalized 100% interest in RBT by issuing 4,666,666 shares of no par value each to the stockholders of RBT on a 2.785:1 basis. On this basis, the historical ordinary stock and stockholders' equity amounts of RBT have been used in this statement.

  The accompanying notes are an integral part of these consolidated financial statements.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                            1999     2000      2001      2001
                                                           ------   -------   -------   ------
                                                            NT$       NT$       NT$      US$
                                                                 (DOLLARS IN THOUSANDS)
Cash flows from operating activities
Net loss.................................................  (2,956)  (63,740)  (45,502)  (1,300)
Adjustment to reconcile net income to net cash used in
  operating activities
Deprecation of property, plant and equipment.............     481     5,485     5,256      150
Provision for doubtful debts.............................      73        26       477       14
Loss on disposal of fixed assets.........................      --       325        95        3
Stock provision..........................................  (3,800)       --     5,991      171
Share of loss of an associate............................      --        --     2,141       61
Changes in operating assets and liabilities
  Accounts receivable....................................  (6,321)  (16,986)   27,743      793
  Inventories............................................   4,870    (1,353)   (3,753)    (107)
  Due from customers for contract work...................    (384)      384        --       --
  Deposits...............................................     (59)   (1,536)      311        9
  Prepaid expenses.......................................      79    (2,911)   (1,907)     (55)
  Other current assets...................................      (5)     (201)      157        4
  Due from related parties...............................  (4,574)    9,158    (1,122)     (32)
  Accounts payable-trade.................................  13,121     2,803   (15,999)    (457)
  Contract work deposit from customers...................      --     6,502    (5,247)    (150)
  Accrued expenses.......................................   1,152     4,393    (1,605)     (46)
  Receipt in advance.....................................      --     2,088      (629)     (18)
  Other payable..........................................     203    (7,714)    2,128       61
  Due to related parties.................................      --       313      (294)      (9)
                                                           ------   -------   -------   ------
Net cash provided by (used in) operating activities......   1,880   (62,964)  (31,759)    (908)
                                                           ------   -------   -------   ------
Cash flows from investing activities
Purchase of property, plant and equipment................  (2,646)  (37,883)   (2,587)     (74)
Deposit for purchase of property.........................      --        --    (3,992)    (114)
Proceeds from sale of fixed assets.......................      --       238       631       18
Equity investment........................................      --        --    (2,141)     (61)
                                                           ------   -------   -------   ------
Net cash used in investing activities....................  (2,646)  (37,645)   (8,089)    (231)
                                                           ------   -------   -------   ------
Cash flows from financing activities
Deferred offering cost...................................      --        --    (6,728)    (192)
Due to related parties...................................      --        --    17,750      507
Common stock issued......................................      --   125,000        --       --
Capital received in advance..............................   7,730        --        --       --
Short-term bank borrowings...............................      --        --     2,450       70
Repayment of short-term borrowings.......................      --    (3,000)       --       --
                                                           ------   -------   -------   ------
Net cash provided by financing activities................   7,730   122,000    13,472      385
                                                           ------   -------   -------   ------
Net increase/(decrease) in cash and cash equivalents.....   6,964    21,391   (26,376)    (754)
Cash and cash equivalents, as of beginning of period.....   2,656     9,620    31,011      886
                                                           ------   -------   -------   ------
Cash and cash equivalents, as of end of period...........   9,620    31,011     4,635      132
                                                           ======   =======   =======   ======
Supplemental disclosure of cash flow information
Cash paid for interest...................................     262        10        80        2
Cash paid for income taxes...............................      --        --        26        1
                                                           ======   =======   =======   ======

  The accompanying notes are an integral part of these consolidated financial statements.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

     The Company was incorporated in the British Virgin Island on August 31, 2001 as a limited liability company under the name Easylink Information Technology Company Limited. The name of the Company was changed to Easylink Information Technology Co., Ltd. on September 26, 2001. The purpose of the Company was to acquire Reng Bang Information Co., Ltd (RBT), a company incorporated in the Republic of China) and to raise equity capital. The Company is considered to be in the development stage, due to its limited operations and lack of revenues to date. Operations since inception include organization matters and raising equity. As of September 26, 2001, the Company has authorized preference stock and common stock of 5,000,000 shares of no par value each and 20,000,000 shares of no par value each respectively. As of December 31, 2001, no preference stock was issued and 4,666,666 no par value shares of common stock were issued and outstanding.

     On October 12, 2001, the Company recapitalized 100% interest in RBT by issuing 4,666,666 shares of common stock of no par value each to the stockholders of RBT (the "Reorganization"). Pursuant to the Share Exchange Agreements entered into between the Company and the stockholders of RBT on October 12, 2001, each of the stockholders of RBT transferred his controlling interest in the outstanding common stock of RBT in exchange for the enlarged outstanding shares of common stock of the Company on a 2.7857:1 basis. The transaction was completed on October 12, 2001 when the Company became the holding company of RBT.

     Upon completion of the above recapitalization, the Company has outstanding 4,666,666 shares of common stock of which 30% are owned by Taiwan Seacom Company Limited and d-Life Development Company Limited equally.

     On this basis, the historical ordinary stock and stockholders' equity amounts of RBT have been recapitalised to reflect the exchange of the 4,666,666 shares issued by the Company to the stockholders of RBT in exchange for the RBT's then outstanding shares. The difference, if any, between par value of the Company's and RBT common stock has been reported in additional paid-in-capital.

     RBT was incorporated in the Republic of China on June 13, 1990 with limited liabilities of NT$5,000,000 and had five founders comprising Mr Chen Li-Lung (Mr
Chen), Ms Peng Li-Fang (Ms Peng), Mr Peng Hsien Hsin (Mr Peng), Mr Chen Li-Chen (Mr L. C. Chen) and Ms Hsu Shun-Mei (Ms Hsu), each contributed 20% of the capital of RBT.

     RBT's principal business activities are those of design and build integrated telecommunication systems in Taiwan. It mainly offers three primary telecommunication services including: a fully integrated Web-based security and management system for newly constructed commercial office buildings; a fully integrated Web-based security and control system for private residences; and a fully integrated access service designed to bring broadband and local area networking capabilities to existing apartment buildings without requiring expensive rewiring. RBT also offers broadband speed Internet access services to its telecommunications customers.

     On April 28, 1998, RBT re-registered as a stock company with limited liabilities and had authorized, issued and outstanding share capital of NT$20,000,000 comprising 20,000 shares of common stock at par value of NT$1,000 each.

     Four out of five founders namely Mr Chen; Ms Peng; Mr Peng and Mr L.C. Chen (collectively hereafter referred to as "the Founder Stockholders") hold amongst themselves in aggregate 63.25% of RBT's issued shares.

     On February 14, 2000, RBT effected a 100 for 1 share split and as a result, RBT's then authorized and outstanding shares of common stock was changed from 20,000 shares with par value of NT$1,000 to 2,000,000 shares with par value of NT$10 each. On the same day, the Company also approved that the

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

authorized and outstanding common stock be increased from NT$20,000,000 to NT$80,000,000 by the creation and issuance of additional 6,000,000 shares with a par value of NT$10 each.

     Pursuant to the changes, the Founder Stockholders held in aggregate 37.16% of RBT's issued shares.

     On October 23, 2000, the authorized common stock of RBT was further increased from NT$80,000,000 to NT$240,000,000 by the creation of additional 16,000,000 shares with a par value of NT$10 each. On the same day, RBT issued an additional 5,000,000 shares with a par value of NT$10 each for NT$13 each for cash. All shares rank pari passu in all respect with the existing shares. The difference between the par value and the issued price is credited to additional paid-in capital.

     As of December 31, 2001, the authorized and outstanding common stock of RBT amounted to NT$240,000,000 at par value of NT$10 each and NT$130,000,000 at par value of NT$10 each respectively. The shareholdings of Founders Stockholders and other major shareholders holding 5% or more of common stock of RBT were as follows:

NAME OF FOUNDER                                                SHAREHOLDING %
---------------                                                --------------
Mr Chen.....................................................        6.32
Ms Peng.....................................................        6.60
Mr L.C. Chen................................................        0.23
Mr Hsieh Shiao Chieh........................................       14.61
Taiwan Secom Company Limited................................       15.38
Mr Chen Chen-Nan............................................        7.68
Tseng Wan Huar..............................................        5.76
                                                                   -----
                                                                   56.58
                                                                   =====

     The acquisition of Sunning Technology Limited (STL) was made on February 2, 2001 at a consideration of US$1. STL has been accounted for in the audited consolidated financial statements of the Company for the period ended December 31, 2001 by using the purchase method. STL has had no operation since its incorporation and is used as an investment holding company. At the time of acquisition, STL had no assets or liabilities.

     RBT subscribed through STL 30% equity interest of Shanghai Trillion Services Limited (STSL) with a consideration of US$60,000 on October 20, 2000. STSL is accounted for under the equity method.

     The subscription of Deson Soho Technology Limited (DSTL) was made on May 22, 2001 at a consideration of HK$40,000, approximately NT$179,000, DSTL is accounted for using equity method.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Details of the subsidiary and associated companies and their principal activities as at December 31, 2001 are as follows:

                                                                  PERCENTAGE OF
                               DATE OF          PLACE OF          SHARE HELD BY
NAME OF COMPANY               FORMATION       INCORPORATION        THE COMPANY      PRINCIPAL ACTIVITIES
---------------              ------------   -----------------   -----------------   --------------------
                                                                DIRECT   INDIRECT
Sunning Technology
  Limited..................  May 2, 2000    British Virgin       100%                 Investment holding
                                            Islands
Shanghai Trillion Services
  Limited..................  October 20,    People's Republic     --           30%  Property, investment
                             2000           of China                                         and network
                                                                                             consultancy
Deson Soho Technology
  Limited..................  May 11, 2001   Hong Kong             40%          --     Intelligent system
                                                                                           and wide band
                                                                                       telecommunication
                                                                                                  system

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) BASIS OF ACCOUNTING

     The consolidated financial statements are presented in New Taiwan dollars and have been prepared in accordance with accounting principles generally accepted in United States of America.

  (b) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial information of the Company and its subsidiary companies. All material intercompany balances and transactions have been eliminated on consolidation.

  (c) SUBSIDIARIES

     A subsidiary is an enterprise in which the Company holds, directly or indirectly, more than half of the voting power or issued voting share capital or controls the composition of the board of directors or equivalent governing body.

  (d) ASSOCIATED COMPANIES

     An associated company is an enterprise, not being a subsidiary, in which the Group holds 20% or more of its issued voting share capital as a long-term investment and can exercise significant influence, but not control or joint control, over its management and thereby have the ability to participate in their financial and operating policy decisions.

     In the consolidated financial statements, investment in an associated company is accounted for under the equity method of accounting, whereby the investment is initially recorded at cost and the carrying amount is adjusted to recognize the Company's share of the post acquisition profits or losses of the associated companies, additional investments and contributions made to the associated companies, distributions received from the associated company and other necessary alterations in the Company's proportionate interest in the associated company arising from changes in the equity of the associated company that have not been included in the statement of operations.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     When the carrying amount of the investment is reduced to zero, the equity method of accounting is not applicable and no additional losses will be provided unless the Group has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the associated company.

  (e) DEFERRED OFFERING COSTS

     In connection with the proposed public offerings, the Company has and will continue to incur certain costs associated with these offerings. These costs will be deferred and offset against the proceeds from the sale of the securities, if the offering is successful, or expensed in operations, if the offering is unsuccessful.

  (f) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and deposits with banks with original maturities of three months or less.

  (g) INVENTORIES

     Inventories are stated at the lower of cost or market value (net realizable value or replacement cost). Cost comprises purchase cost of raw materials and is calculated using the weighted average method.

  (h) PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     Property, plant and equipment are stated at cost less accumulated depreciation. The cost of an asset comprises of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditure incurred after the property, plant and equipment have been put into operation, such as repairs and maintenance, is charged to the consolidated statement of operations in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, the expenditure is capitalized, as an additional cost of property, plant and equipment.

     When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the consolidated statement of operations.

     Depreciation is provided to write off the cost of property, plant and equipment, over their estimated useful lives and after taking into account their estimated residual value, using the straight-line method. The estimated useful lives of property, plant and equipment are as follows:

Buildings...................................................    7-50 years
Leasehold improvement.......................................     2-5 years
Furniture and fixtures......................................     4-9 years
Motor vehicle...............................................     4-5 years
Office equipment............................................     3-9 years
Network infrastructure......................................     3-5 years

  (i) COMPUTER NETWORK INSTALLATION CONTRACTS

     When the outcome of a construction contract can be estimated reliably, contract costs and revenue are recognized as expenses and income by reference to the stage of completion of the contract activity at the balance sheet date. When it is probable that total contract costs will exceed total contract revenue, the

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

expected loss is recognized as an expense immediately. Whilst most of the contracts undertaken follow the percentage of completion method, in rare cases where lack of dependable estimates or inherent hazards cause forecasts to be doubtful, the completed contract method is adopted.

     Construction contracts in progress at the balance sheet date are recorded in the consolidated balance sheet at the net amount of costs incurred plus attributable profits less foreseeable losses and progress billings, and represented in the consolidated balance sheet as due from customers for contract work (as an asset) or contract work deposit from customers (as a liability), as applicable.

  (j) RESEARCH AND DEVELOPMENT EXPENDITURES

     Research and development expenses are charged to expense as incurred.

  (k) INCOME TAXES

     The Group accounts for income tax under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method deferred income taxes are recognized for all significant temporary differences between the tax and financial statements based of assets and liabilities.

  (l) OPERATING LEASES

     Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease terms.

  (m) COMPREHENSIVE INCOME (LOSS)

     The Group has adopted Statement of Financial Accounting Standards No. 130, which requires the Group to report all changes in equity during a period, except for those resulting from investment by shareholders and distribution to shareholders, in the financial statements for the period in which they are recognized. The Group has no other comprehensive income (loss) and has disclosed comprehensive loss, which is the net loss for the period in the consolidated statements of changes in shareholders' equity.

  (n) RELATED PARTIES

     Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial and operating decisions.

  (o) REVENUE RECOGNITION

     Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue can be measured reliably.

     Revenue from computer network installation contracts is recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Management estimates percentage of completion based on total costs incurred to date to total estimated costs for each contract. Changes in job performance, estimated profitability, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Most of the contracts undertaken follow the percentage of completion method, in rare cases where lack of dependable estimates or inherent hazards cause forecasts to be doubtful, the completed contract method is adopted. At the time a loss on a contract becomes known, the entire amount of estimated ultimate loss on both short and long-term contracts is accrued.

     Contract costs relating to computer network installations include all direct materials, subcontracts, and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred.

     Sale of goods is recognized when goods are delivered and title has passed.

     Broadband subscription fee is recognized in equal installments over the accounting period covered by the subscription term.

  (p) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company has adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets". In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

  (q) FOREIGN CURRENCY TRANSLATION

     The books and records of the Company are maintained in New Taiwan dollars. Foreign currency transactions during the period are translated into New Taiwan dollars at approximately the market exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into New Taiwan dollars at approximately the market exchange rates ruling at the balance sheet date. Differences arising from foreign currency translation are included in the net profit or loss for the period.

  (r) USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual amounts could differ from those estimates.

  (s) FAIR VALUE OF FINANCIAL STATEMENTS

     The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values in the consolidated financial statements because of the short term maturity of those instruments.

  (t) LOSS PER COMMON SHARE

     According to the requirements of SFAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common stockholders is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares. There were no diluted securities outstanding during any of the periods.

  (u) LEGAL RESERVE

     Under the Company Law of Republic of China, 10% of net income shall be set aside as legal reserve until such reserve equals to the authorized capital. Legal reserve shall only be used to offset or transferred to capital.

  (v) ACCOUNTING PRONOUNCEMENTS

     There are no new accounting pronouncements for which adoptions is expected to have a material effect on the Group's financial statements.

3.  OPERATING RISKS

  (a) CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

     For the years ended December 31, 1999, 2000 and 2001, sales to individual customers representing greater than 10% of consolidated revenue were as follows:

                                           SALES      PERCENTAGE OF      SALES SEGMENT
YEAR ENDED DECEMBER 31,        CUSTOMER    AMOUNT   OPERATING REVENUE   COMPUTER NETWORK
-----------------------       ----------   ------   -----------------   ----------------
                                            NT$
                                                                        Computer network
1999........................  Customer A   14,363           33%         Installation
                                                                        Computer network
2000........................  Customer B   17,783           52%         Installation
                                                                        Computer network
2001........................  Customer B   14,447           33%         Installation
                                                                        Computer network
                              Customer C    7,449           17%         Installation

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                         1999    2000    2000     2001    2001
                                                         -----   -----   -----   ------   ----
                                                          NT$     NT$     NT$     NT$     US$
Major suppliers with purchases of more than 10% of
  total purchases
Purchases from major suppliers........................   9,600   9,989   3,326   19,331   532
Percentage of total purchases.........................      44%     31%     35%      66%

     Accounts receivable related the company's major customers was 75% and nil of all accounts receivable as of December 31, 2000 and 2001 respectively.

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentration of credit risk (whether on or off balance sheet) that arise from financial instruments exist for the Company's customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligation to be similarly affected by changes in economic or other conditions. The major concentration of credit risk arises from the Company's receivables. Even though the Company does have a major customer, it does not consider itself exposed to significant credit risk with regards to collection of the related receivable.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

  (b) CASH AND TIME DEPOSITS

     The Company maintains its cash balances with various banks and financial institutions located in Taiwan. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses.

4.  INVENTORIES

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                2000     2001     2001
                                                               ------   -------   -----
                                                                NT$       NT$      US$
Raw materials...............................................   1,994     2,130      61
Network infrastructure......................................      --    16,635     475
                                                               -----    ------    ----
                                                               1,994    18,765     536
Provision for network infrastructure........................      --    (5,545)   (158)
                                                               -----    ------    ----
                                                               1,994    13,220     378
                                                               =====    ======    ====

5.  COMPUTER NETWORK INSTALLATION CONTRACTS

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000      2001     2001
                                                             -------   -------   ----
                                                               NT$       NT$     US$
Accumulated contract costs incurred.......................    16,667     1,444     41
  Add: Attributable profits...............................       793       280      8
                                                             -------   -------   ----
                                                              17,460     1,724     49
  Less: Progress payments received/receivable.............   (23,962)   (2,979)   (85)
                                                             -------   -------   ----
                                                              (6,502)   (1,255)   (36)
                                                             =======   =======   ====

6.  PREPAID EXPENSES

                                                               YEARS ENDED DECEMBER 31,
                                                               -------------------------
                                                                2000      2001     2001
                                                               ------    ------    -----
                                                                NT$       NT$       US$
Prepaid expenses............................................     247       242        7
Prepayment to suppliers.....................................      --     1,570       44
Prepaid tax other than income...............................   2,715     3,082       88
Prepaid income tax..........................................      25        --       --
                                                               -----     -----      ---
                                                               2,987     4,894      139
                                                               =====     =====      ===

7.  EQUITY INVESTMENTS

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                2000      2001     2001
                                                               ------    ------    ----
                                                                NT$       NT$      US$
Associated companies, at cost...............................      --      2,141     61
  Share of net losses.......................................      --     (2,141)   (61)
                                                               ------    ------    ---
                                                                  --         --     --
                                                               ======    ======    ===

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

8.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                                 AS OF DECEMBER 31,
                                                               ----------------------
                                                                2000     2001    2001
                                                               ------   ------   ----
                                                                NT$      NT$     US$
Land........................................................    1,207    1,207     35
Deposit for land and building...............................       --    3,992    114
Buildings...................................................    2,268    2,268     65
Leasehold improvement.......................................    2,773    2,773     79
Furniture and fixtures......................................    1,412    1,412     40
Motor vehicles..............................................    2,797    1,869     53
Office equipment............................................   13,219   13,639    390
Network infrastructure......................................   17,862    4,668    133
                                                               ------   ------   ----
                                                               41,538   31,828    909
  Accumulated depreciation..................................   (5,903)  (9,060)  (258)
                                                               ------   ------   ----
                                                               35,635   22,768    651
                                                               ======   ======   ====

9.  BANK LOAN

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                              2000    2001    2001
                                                              ----   ------   -----
                                                              NT$     NT$      US$
Bank loan, bear interest ranging from 7.12% to 7.25% and
  matures on October 29, 2002...............................   --    2,450     70
                                                               ==    =====     ==

     The Group's banking facilities are collateralized by land and buildings of NT$3,342,061 owned by the Group as of December 31, 2002.

10.  RECEIPT IN ADVANCE

     Receipt in advance represents broadband connection subscription fee prepaid by customers.

11.  OTHER PAYABLE

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                              2000   2001    2001
                                                              ----   -----   ----
                                                              NT$     NT$    US$
Land and building payable...................................   --    1,468     42
Deposits received...........................................  186       --     --
Withholding tax.............................................   20       --     --
Other.......................................................   13      879     25
                                                              ---    -----   ----
                                                              219    2,347     67
                                                              ===    =====   ====

12.  INCOME TAXES

     The Company is subject to income taxes on an entity basis on income arising in or derived from the Republic of China.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Income tax expense is comprised of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1999   2000   2001   2001
                                                              ----   ----   ----   ----
                                                              NT$    NT$    NT$    US$
Current tax.................................................  164     --     61       2
Deferred tax................................................   --     --     --      --
                                                              ---     --     --    ----
Income tax expense..........................................  164     --     61       2
                                                              ===     ==     ==    ====

     Reconciliation to the expected statutory tax rate in the Republic of China is as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                1999     2000     2001
                                                               ------   ------   ------
                                                                NT$      NT$      NT$
Statutory rate..............................................    25.0%    25.0%    25.0%
Tax effect on net operating loss............................   (25.0)%  (25.0)%  (25.0)%
Effect on temporary differences.............................     7.0%      --      0.2%
                                                               -----    -----    -----
                                                                 7.0%      --      0.2%
                                                               =====    =====    =====

     Significant components of the Company's deferred tax assets consist of the following:

     Current

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                2000     2001     2001
                                                               ------   ------   ------
                                                                NT$      NT$      US$
Provision for doubtful debt carryforwards...................      --       67        2
Valuation allowance.........................................      --       --       --
                                                               -----    -----    -----
                                                                  --       67        2
                                                               =====    =====    =====

     Non-current

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000        2001       2001
                                                         -------     -------     ----
                                                           NT$         NT$       US$
Net operating loss carryforwards......................    16,160      25,126      718
Investment loss carryforwards.........................        --         352       10
Valuation allowance...................................   (16,160)    (25,478)    (728)
                                                         -------     -------     ----
                                                              --          --       --
                                                         =======     =======     ====

     Due to its history of losses, the Company does not believe that sufficient objective, positive evidence currently exists to conclude that recoverability of its net deferred tax assets is more likely than not. Consequently, the Company has provided a valuation allowance covering 100% of its net deferred tax assets.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Net income tax loss carryforwards available to the Company and its subsidiaries as of December 31, 2001, were as follows:

                                        INVESTMENT LOSS   NET INCOME TAX LOSS      TOTAL
                                         CARRYFORWARDS       CARRYFORWARDS      ------------
EXPIRATION DATE                               NT$                 NT$            NT$     US$
---------------                         ---------------   -------------------   ------   ---
December 31, 2005.....................         --               16,160          16,160   462
December 31, 2006.....................        352                8,966           9,318   266
                                              ---               ------          ------   ---
                                              352               25,126          25,478   728
                                              ===               ======          ======   ===

13.  RELATED PARTY TRANSACTIONS

  (a) NAME AND RELATIONSHIP OF RELATED PARTIES

                                                 EXISTING RELATIONSHIPS WITH THE COMPANY
                                             -----------------------------------------------
Mr. Chen Li-Lung..........................   Director and Stockholder of the Company
Oh Hung-Jen...............................   Stockholder of the Company
Chen Cheng-Chih...........................   Stockholder of the Company
Tsai Tsung-Heng...........................   Stockholder of the Company
d-Life Development Company Limited
  (d-Life)................................   Stockholder of the Company
Taiwan Secom Company Limited (Secom)......   Stockholder of the Company
Deson Soho Technology Limited (DSTL)......   Associated company of the Company

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

  (b) SUMMARY OF RELATED PARTY TRANSACTIONS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    2001     2001
                                                              ----   -------   ----
                                                              NT$      NT$     US$
Due from (to) related parties
  Non-current
  Chen Li-Lung (note (i))...................................    --    (8,520)  (244)
  Oh Hung-Jen (note (i))....................................    --    (5,720)  (163)
  Chen Cheng-Chih (note (i))................................    --      (910)   (26)
  Tsai Tsung-Heng (note (i))................................    --    (2,600)   (74)
                                                              ----   -------   ----
                                                                --   (17,750)  (507)
  Current
  Secom (note (ii)).........................................   (79)      (19)    (1)
  Secom (note (iii))........................................    --       588     18
  d-Life (note (iv))........................................  (234)       --     --
  DSTL (note (v))...........................................    --       267      7
                                                              ----   -------   ----
                                                              (313)  (16,914)  (483)
                                                              ====   =======   ====

                                                            YEARS ENDED DECEMBER 31,
                                                           ---------------------------
                                                           1999   2000    2001    2001
                                                           ----   -----   -----   ----
                                                           NT$     NT$     NT$    US$
Rental paid to Mr Chen (Note (vi)).......................  120       --      --    --
                                                           ===    =====   =====   ===
Rental paid to d-Life (Note (vi))........................   --    1,746   3,674   105
                                                           ===    =====   =====   ===
Subcontracting cost paid to Secom (Note (vii))...........   --       --   4,858   139
                                                           ===    =====   =====   ===
Computer network installation income received from Seacom
  (Note (viii))..........................................   --       --   1,762    50
Computer network installation income received from d-Life
  (Note (viii))..........................................   --       --     883    25

---------------

(i) The amounts due to stockholders were unsecured, interest free and not repayable within one year.

(ii) The amount due to as of December 31, 2000 represents cost for purchase of equipment. The amount due to as of December 31, 2001 represents subcontracting fee payable.

(iii) The amount due from represents computer network installation income receivable.

(iv) The amount due in for 2000 represent building management fee and car parking space rental.

(v) The amount due from DSTL was unsecured, interest free and repayable on demand.

(vi)  The Company paid rental to Mr. Chen and d-Life for properties leased.

(vii) The Company subcontracted work to Secom. The amount was determined between the two respective parties.

(viii)The Company provided computer network installation services to Secom and d-Life. The amounts were determined between the two respective parties.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

14.  COMMON STOCK

     The Company was originally incorporated with authorized share capital of US$5,278,000 divided into 18,200,000 shares of US$0.29 each.

     By a written resolution of the directors dated September 24, 2001, the authorized share capital of the Company was reduced from US$5,278,000 to zero and the par value of its shares was reduced from US$0.29 each to no par value each.

     By the same resolution, the Company is authorized to issue preferred stock and common stock of 5,000,000 shares of no par value each and 20,000,000 shares of no par value each respectively.

     Pursuant to the Share Exchange Agreements entered into between the Company and the Stockholders of RBT on October 12, 2001, the Company issued 4,666,666 shares of no par value common stock to the Stockholders of RBT in exchange for 13,000,000 shares of then outstanding common stock of RBT.

     As of May 31, 2002, the issued outstanding common stock of no par value amounted to 4,666,666 shares.

15.  LEGAL RESERVE

     According to Article 112 of the Company Law of the Republic of China, the Company is required to set aside 10% of its net income of its subsidiary incorporated in the Republic of China as legal reserve until such reserve equals the authorized capital. Legal reserve shall only be used to offset deficit or transferred to capital.

16.  OPERATING LEASES

     As of December 31, 2000, and 2001, the Company had commitments under non-cancelable operating lease payments as follows:

                        LAND AND BUILDINGS       MOTOR VEHICLES
                       ---------------------   -------------------
                           DECEMBER 31,           DECEMBER 31,               TOTAL
                       ---------------------   -------------------   ---------------------
                        2000    2001    2001   2000   2001    2001    2000    2001    2001
                       ------   -----   ----   ----   -----   ----   ------   -----   ----
                        NT$      NT$    US$    NT$     NT$    US$     NT$      NT$    US$
2001.................   5,123      --    --     --       --    --     5,123      --    --
2002.................   4,099   4,267   122     --    1,183    34     4,099   5,450   156
2003.................   1,109   1,008    29     --    1,146    32     1,109   2,154    61
2004.................      --      --    --     --       62     2        --      62     2
                       ------   -----   ---     --    -----    --    ------   -----   ---
                       10,331   5,275   151     --    2,391    68    10,331   7,666   219
                       ======   =====   ===     ==    =====    ==    ======   =====   ===

     Total lease expense for the years ended December 31, 1999, 2000 and 2001 was NT$284,000, NT$4,654,000, NT$6,103,773 (US$174,000) respectively.

17.  REPORT ON SEGMENT INFORMATION

     The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in respect of its operating segments. The Company reportable segments are computer network installation and broadband connection section. They are managed separately because each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective business units. "Operating earnings" represents the revenue attributed by the segment less the total amount of direct costs of that segment and the indirect costs allocated to that segment based on the percentage of that segment's revenue to the total revenue of the Company.

                   EASYLINK INFORMATION TECHNOLOGY CO., LTD.

            NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     Segment information for the years 1999, 2000 and 2001 are as follows:

                           COMPUTER NETWORK INSTALLATION           BROADBAND CONNECTION                       TOTAL
                        -----------------------------------   ------------------------------   -----------------------------------
                              YEAR ENDED DECEMBER 31,            YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                        -----------------------------------   ------------------------------   -----------------------------------
                         1999     2000      2001      2001    1999    2000      2001    2001    1999     2000      2001      2001
                        ------   -------   -------   ------   ----   -------   ------   ----   ------   -------   -------   ------
                         NT$       NT$       NT$      US$              NT$      NT$     US$     NT$       NT$       NT$      US$
Segment revenue.......  42,622    30,691    30,779      879    --      3,327   13,574   388    42,622    34,018    44,353    1,267
Segment loss..........  (2,956)  (48,760)  (43,690)  (1,248)   --    (14,980)  (1,751)  (50)   (2,956)  (63,740)  (45,441)  (1,298)
Included in segment
  loss:
  Depreciation........    (481)   (3,069)   (3,642)    (104)   --     (2,416)  (1,614)  (46)     (481)   (5,485)   (5,256)    (150)
  Interest income.....      24       789       158        4    --         85       70     2        24       874       228        6
  Interest expense....    (281)       (9)      (66)      (2)   --         (1)     (14)   --      (281)      (10)      (80)      (2)
Segment assets........  38,078    80,042    40,093    1,145    --     24,681   17,682   505    38,078   104,723    57,775    1,650

     The operations and all long-lived assets of the Company are situation in the Republic of China for the years 1999, 2000 and 2001.

18.  NEW ACCOUNTING PRONOUNCEMENT

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Live Assets." This statement establishes accounting and reporting standards of disposal of long-lived assets by sale and disposal of segments of a business. This statement is effective for financial statements for periods beginning after December 15, 2001 and generally, are to be applied prospectively. The Company has not estimated the effect of this statement on its financial position, results of operations, or cash flow.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)(2)

SEC Registration Statement..................................   $  2,650
NASD Filing Fee.............................................   $  1,500
Nasdaq Application Fee......................................   $ 10,000
Nasdaq Application Legal Fees...............................   $ 15,000
Blue Sky Filing Fees........................................   $ 12,000
Blue Sky Legal Fees.........................................   $ 18,000
Printing Expenses...........................................   $ 30,000
Legal Fees and Expenses.....................................   $ 95,000
Accounting Fees.............................................   $170,000
Transfer Agent Fees.........................................   $ 10,000
Miscellaneous Expenses......................................   $ 30,850
                                                               --------
Total.......................................................   $395,000
                                                               ========

---------------

(1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.

(2) Does not include the underwriter's commissions of $1,100,000 (11% of the gross proceeds of the offering).

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company (hereinafter the "Company" or the "Registrant"). In most United States jurisdictions, directors owe a fiduciary duty to the company and its stockholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its stockholders or that deprives the company or its stockholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company's Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     The Company may obtain a directors' and officers' insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant and its predecessor sold the following securities which were not registered under the Securities Act, as amended:

     Since inception in 1990, Reng Bang of Taiwan sold 13,000,000 shares of its common stock to 49 Taiwanese investors, all of whom were citizens and residents of Taiwan. No shares were sold to U.S. residents or citizens. The sale by a Taiwanese corporation of its securities solely to Taiwanese citizens and residents is exempt under the Securities Act.

     In October 2001 the Registrant (a British Virgin Islands corporation) exchanged 4,666,666 shares of its common stock for all 13,000,000 shares of Reng Bang of Taiwan, a Taiwanese company, so as to reincorporate the Registrant from Taiwan to the British Virgin Islands. Such exchange was conducted in accordance with the laws of the British Virgin Islands, involved solely the 49 Taiwanese shareholders and is exempt under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                               TITLE
-------                              -----
  1.01    Form of Underwriting Agreement(1)
  1.02    Selected Dealers Agreement(1)
  1.03    Form of Amended Underwriting Agreement(1)
  1.04    Form of Amended Selected Dealer Agreement(1)
  3.01    Memorandum of Association of the Registrant(1)
  3.02    Articles of Association of the Registrant(1)
  5.01    Opinion of Harney Westwood & Riegels, as British Virgin
          Islands counsel to the Registrant(1)
 10.01    Agreement with Yan Man Development(1)
 10.02    Agreement with Taiwan Secom(1)
 10.03    Share Exchange Agreement between Reng Bang and the
          Company(1)
 10.04    Lease (Corporate Headquarters at Hsin Chu)(1)
 10.05    Acenet Agreement(1)
 10.06    Subscription Agreement and Purchase Questionnaire(1)
 10.07    Escrow Agreement(1)
 10.08    Revised Subscription Agreements and Purchaser
          Questionnaire(1)
 23.01    Consent of Harney Westwood & Riegels (Included in 5.01,
          above.)(1)
 23.02    Consent of Gary A. Agron(1)
 23.03    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.04    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.05    Consent of Key Bank as Escrow Agent(1)
 23.06    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.07    Consent of Moores Rowland, Hong Kong, independent auditors


---------------

(1) Previously filed.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) The undersigned Registrant further undertakes that it will:

          (i) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective;

          (ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and that offering of such securities at that time as the initial bona fide offering thereof.

     (j) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on September 9, 2002.


                                          EASYLINK INFORMATION TECHNOLOGY CO.,
                                          LTD.

                                          BY:       /s/ CHEN, LI-LUNG
                                            ------------------------------------
                                                       CHEN, LI-LUNG
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons on the dates indicated.


                    SIGNATURE                                    TITLE                       DATE
                    ---------                                    -----                       ----

                /s/ CHEN, LI-LUNG                     Chief Executive Officer and     September 9, 2002
 ------------------------------------------------               Director
                  Chen, Li-Lung


               /s/ TSENG, WEN-HUAR                    Executive Vice President and    September 9, 2002
 ------------------------------------------------       Chief Financial Officer
                 Tseng, Wen-Huar                     (Principal Accounting Officer)


               /s/ CHOU, HSING-KUO                              Director              September 9, 2002
 ------------------------------------------------
                 Chou, Hsing-Kuo


                 /s/ HSU, JUI-YI                                Director              September 9, 2002
 ------------------------------------------------
                   Hsu, Jui-Yi


              /s/ HSIEH, SHIAO-CHIEH                            Director              September 9, 2002
 ------------------------------------------------
                Hsieh, Shiao-Chieh


                 /s/ OU, HUNG-JEN                               Director              September 9, 2002
 ------------------------------------------------
                   Ou, Hung-Jen


                /s/ GARY A. AGRON                     Authorized Representative in    September 9, 2002
 ------------------------------------------------          the United States
                  Gary A. Agron

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                               TITLE
-------                              -----
  1.01    Form of Underwriting Agreement(1)
  1.02    Selected Dealers Agreement(1)
  1.03    Form of Amended Underwriting Agreement(1)
  1.04    Form of Amended Selected Dealer Agreement(1)
  3.01    Memorandum of Association of the Registrant(1)
  3.02    Articles of Association of the Registrant(1)
  5.01    Opinion of Harney Westwood & Riegels, as British Virgin
          Islands counsel to the Registrant(1)
 10.01    Agreement with Yan Man Development(1)
 10.02    Agreement with Taiwan Secom(1)
 10.03    Share Exchange Agreement between Reng Bang and the
          Company(1)
 10.04    Lease (Corporate Headquarters at Hsin Chu)(1)
 10.05    Acenet Agreement(1)
 10.06    Subscription Agreement and Purchase Questionnaire(1)
 10.07    Escrow Agreement(1)
 10.08    Revised Subscription Agreements and Purchaser
          Questionnaire(1)
 23.01    Consent of Harney Westwood & Riegels (Included in 5.01,
          above.)(1)
 23.02    Consent of Gary A. Agron(1)
 23.03    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.04    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.05    Consent of Key Bank as Escrow Agent(1)
 23.06    Consent of Moores Rowland, Hong Kong, independent
          auditors(1)
 23.07    Consent of Moores Rowland, Hong Kong, independent auditors


---------------

(1) Previously filed.